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                                                                    EXHIBIT 4.11

                      BUSINESS SALE AND PURCHASE AGREEMENT

                             DATED 2 NOVEMBER, 2003

BETWEEN:

1. UNILEVER BESTFOODS UK LIMITED, a company incorporated in England and Wales (registered number 43520) whose registered office is at Brooke House, Manor Royal, Crawley, West Sussex RH10 9RQ (the "SELLER");

AND

2. PREMIER AMBIENT PRODUCTS (UK) LIMITED, a company incorporated in England and Wales (registered number 04427006) whose registered office is at 28 The Green, Kings Norton, Birmingham B38 8SD (the "PURCHASER").

WHEREAS:

The Seller has agreed to sell or procure the sale of and the Purchaser has agreed to purchase or procure the purchase of and pay or procure payment for the Business (as defined in this Agreement) comprising the Business Assets (as defined in this Agreement) as a going concern for the consideration and on the terms set out in this Agreement.

WHEREBY IT IS AGREED as follows:

1.       INTERPRETATION

(A) Certain words and expressions used in, and principles of interpretation applicable to, this Agreement are defined, or as the case may be set out, in Schedule 1.

(B) The Schedules, the Attachments and documents in an Agreed Form form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules, the Attachments and documents in an Agreed Form.

2.       SALE AND PURCHASE

(A) On the terms set out in this Agreement, the Seller shall sell or procure the sale and assignment of and the Purchaser shall purchase or procure the purchase by the relevant Designated Purchaser of the Business comprising the Business Assets listed below as a going concern at and with effect from Completion (subject as indicated in this Agreement):

         (i)      with full title guarantee, the Business Goodwill;

         (ii) with full title guarantee (subject to Permitted Encumbrances), the Business Plant and Machinery;

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         (iii)    with full title guarantee (subject to Permitted Encumbrances), the Business Stocks;

         (iv) subject to Clause 9, the benefit (subject to the burden) of the Contracts;

         (v)      with full title guarantee, the Business Cash Float;

         (vi) the Business IPR and the Business Confidentiality Rights subject, in each case, to the licences granted in Clause 16;

         (vii) with full title guarantee, the Business Properties (in accordance with Schedule 8);

         (viii) subject to Clause 23, such of the Books and Records as relate exclusively to the Business;

         (ix)     the Business Claims; and

         (x) all other property, rights and assets owned by or in the possession of the Seller's Group and exclusively used, enjoyed or exercised in the Business

         (together, the "BUSINESS ASSETS"), in each case excluding the following assets (the "EXCLUDED ASSETS"):

                           (a)      the Receivables;

                           (b) cash at bank and any current investments used in that part of the Business carried on by each Business Seller;

                           (c) amounts recoverable in respect of Taxation relating to the Business attributable to periods ended on or before Completion or in respect of any acts, events or occurrences occurring (or being deemed to have occurred) on or before Completion;

                           (d) the benefit of any third party insurance policy of any Business Seller or any other member of the Seller's Group relating to the Business or any of the Business Assets or Business Employees to the extent such insurance policy relates to any of the Excluded Liabilities;

                           (e) all rights in or to any information which relates to the sale or proposed sale of the whole or part of the Business including such information which relates to the negotiation of the transactions contemplated by this Agreement (excluding rights to enforce confidentiality undertakings and agreements against potential purchasers of the Business);

                           (f)      the Excluded IPR; and
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                           (g)      the assets listed in Attachment 9.

(B) In consideration for the sale to it (or the relevant Designated Purchaser) of the Business Assets, the Purchaser shall or shall procure that the relevant Designated Purchaser shall:

         (i) discharge and indemnify each member of the Seller's Group in respect of the Assumed Liabilities in accordance with Clause 10; and

         (ii) pay the Final Cash Consideration in accordance with the provisions of this Agreement.

(D) With effect from (and subject to the occurrence of) Completion, the Seller hereby assigns to the Purchaser all unregistered Business IPR (together with the goodwill in the Business IPR and all rights of action (including without limitation, the right to claim for infringement), remedies, powers and benefits pertaining thereto) and all Business Confidentiality Rights.

3.       CONSIDERATION

(A) The initial aggregate cash consideration payable at Completion for the sale of the Business Assets shall be the payment by the Purchaser (on behalf of the relevant Designated Purchasers) to the Seller (on behalf of itself and the other Business Sellers) of an amount equal to the Initial Cash Consideration (such payment to be made in accordance with Clause 6(C) and Schedule 2).

(B) Following determination of the Completion Stocks Amount in accordance with the provisions of Clause 4 the aggregate cash consideration shall be adjusted to take account of any payments made pursuant to that Clause and paragraph 12 of Schedule 9 in order to determine the final aggregate cash consideration for the sale of the Business Assets (the "FINAL CASH CONSIDERATION").

(C) The Initial Cash Consideration, the Final Cash Consideration, any payments made pursuant to Clause 4 or paragraph 12 of Schedule 9 and any other consideration for the sale of the Business Assets shall be exclusive of any amounts in respect of VAT.

(D) The Final Cash Consideration shall be allocated between the Business Assets on the basis set out in Schedule 7 and such allocation shall be adopted by the Seller and the Purchaser and each relevant member of the Seller's Group and the Purchaser's Group for all purposes (including
         Tax).

4.       STOCKS ADJUSTMENT

(A) Each of the parties shall comply with the requirements relating to that party set out in Schedule 5 in relation to the Completion Stocks Statement.

(B) Subject to sub-clause (C), if the Completion Stocks Amount is less than the Target Stocks Amount (the amount by which the Completion Stocks Amount is less than the Target Stocks Amount being the "SHORTFALL") then the Seller (on behalf of the relevant
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         member(s) of the Seller's Group) shall pay an amount equal to the
         Shortfall, together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily and compounded monthly) for the period from (and including) the Completion Date to (but excluding) the date of payment, to the Purchaser (on behalf of the relevant Designed Purchaser(s)) within five Business Days of finalisation of the Completion Stocks Statement in accordance with Schedule 5. Subject to sub-clause (C), if the Completion Stocks Amount is greater than the Target Stocks Amount (the amount by which the Completion Stocks Amount is greater than the Target Stocks Amount being the "EXCESS") then the Purchaser (on behalf of the relevant Designated Purchaser(s)) shall pay an amount equal to the Excess, together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily and compounded monthly) for the period from (and including) the Completion Date to (but excluding) the date of payment, to the Seller (on behalf of the relevant member(s) of the Seller's Group) within five Business Days of finalisation of the Completion Stocks Statement in accordance with
         Schedule 5.

(C) No payment shall be required to be made by the Seller or the Purchaser under sub-clause (B) unless the Shortfall, or as the case may be, the Excess is equal to or greater than (pound)100,000, but in such event the whole of the amount equal to the Shortfall or, as the case may be, the Excess shall be payable and not just the amount in excess of such figure.

(D) All payments referred to in this Clause shall be made in immediately available funds in sterling to the Purchaser's Bank Account or (as the case may be) the Seller's Bank Account. Any payment made pursuant to this Clause shall constitute an adjustment to the aggregate cash consideration as referred to in Clause 3(B).

5.       CONDUCT OF BUSINESS BEFORE COMPLETION

(A) Between the date of this Agreement and the Completion Date, the Seller shall (or shall procure that any member of the Seller's Group shall):

         (i) carry on the Montana Business in the ordinary course of trading substantially in the same manner in which the same has been carried on prior to the date of this Agreement in accordance with all applicable legal requirements of a material nature;

         (ii) not enter into any new Material Contract or make any material variation to any existing Material Contract;

         (iii) not (other than in consultation with the Purchaser) employ or dismiss any employee or employees of the Business whose remuneration exceeds (pound)50,000 (in aggregate) other than (in relation to dismissal) as a result of the conduct of that person;

         (iv) not create, extend, grant, issue or redeem or agree to create, grant or issue any Encumbrance over the Business or Business Assets (other than Permitted Encumbrances arising in the ordinary course of business);
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         (v)      other than in respect of any budgeted capital expenditure
                  disclosed to the Purchaser prior to the date of this Agreement, not, in respect of the Business agree to make capital expenditure or commitments requiring capital expenditure in excess of (pound)100,000 (in aggregate);

         (vi) not alter or agree to alter any terms of employment or benefits affecting all of the Business Employees or alter any material working practices of the Business or collective agreement relating to such material working practices;

         (vii) not, in relation to any Business Employee, amend or discontinue (wholly or partly) any pension scheme relating to the Business Employees or communicate to any Business Employee a plan, proposal or intention so to amend or discontinue (wholly or partly) that scheme (unless and to the extent that such amendment is required by law);

         (viii) on reasonable notice, allow the Purchaser and its officers and representatives reasonable access to the Business Properties at pre-arranged times convenient to both the Seller and the Purchaser and allow the Purchaser and its officers and representatives reasonable access to Senior Employees at pre-arranged times having regard to such persons' ongoing duties as employees of the Seller; and

         (ix) continue to maintain all existing insurance policies concerning the Business and not knowingly do anything which would cause any such insurance policies to become void:

         in each case save:

         (a)      with the prior written consent of the Purchaser;

         (b)      as required by law, regulation or any relevant Tax Authority;
                  or

         (c) as required or permitted pursuant to any of the other provisions of this Agreement or any of the other Transaction Documents.

(B) The Purchaser shall have the right to elect by notice in writing to the Seller not to complete the acquisition of the Business and the Business Assets in the event of there having occurred in the period pending Completion any physical destruction or damage to the Business Properties and other Business Assets located in the Business Properties which causes a loss of value by more than 50% of the total aggregate value of the Business Properties and other Business Assets located at the Business Properties.

(C) The Seller shall use its reasonable endeavours to procure the finalisation and execution of the Settlement Agreement and the APV Purchase Agreement prior to 31 January 2004 and, in respect of the APV Purchase Agreement shall procure that the terms of that agreement (as finally executed) provide that no cash consideration shall be payable by the relevant contract counterparty to APV (UK) Limited for the supply and installation of the relevant machinery which is the subject matter thereof. If the Settlement Agreement and the APV Purchase Agreement have not been executed by 31 January 2004, the
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         Seller shall if requested by the Purchaser assign such of its rights against APV (UK) Limited for failure of the APV1 plant, as described in paragraph 12(A) of the Disclosure Letter, as relate to the cost of obtaining plant which would perform to the agreed specifications of APV1 and shall retain such of its rights against APV (UK) Limited for failure of the APV1 plant as relate to the losses associated with the product recall described in paragraph 12(A) of the Disclosure Letter.

6.       COMPLETION

(A) Pre-Completion of the sale and purchase of the Business comprising the Business Assets (subject as provided in sub-clause (F)) shall take place at 10.00 a.m. on the Pre-Completion Date at the offices of Slaughter and May at One Bunhill Row, London EC1Y 8YY and at such other places as may be agreed between the Seller and the Purchaser.

(B) Completion of the sale and purchase of the Business comprising the Business Assets (subject as provided in sub-clause (F)) shall take place at 1.00 p.m. on the Completion Date.

(C) Each of the Seller and the Purchaser shall (subject as provided in sub-clause (F)) do, or procure the doing of, all those things respectively listed in relation to them in Schedule 2 at Pre-Completion or at such other time as is specified in Schedule 2.

(D) The Initial Cash Consideration shall be payable by or on behalf of the Purchaser in immediately available funds at Completion. On the Pre-Completion Date, the Purchaser shall pay the Initial Cash Consideration, or shall procure that the Initial Cash Consideration is paid, into the Escrow Account on the basis that JP Morgan Chase Bank shall be irrevocably instructed to hold such monies to the order of the Purchaser until 1.00 p.m. on the Completion Date and to the order of the Seller thereafter. After 1.00 p.m. on the Completion Date the Initial Cash Consideration standing to the credit of the Escrow Account shall be held solely for the benefit of the Seller and shall be paid to such bank account as the Seller may direct as soon as possible thereafter. Monies standing to the credit of the Escrow Account other than the Initial Cash Consideration shall be held solely for the benefit of the Purchaser.

(E) Receipt of funds in accordance with sub-clause (D) shall constitute a good discharge of the Purchaser in respect of the payment of the Initial Cash Consideration but not, for the avoidance of doubt, in respect of the Purchaser's obligations under Clause 4. The Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Business Sellers in accordance with their respective entitlements.

(F) At Completion, the Purchaser shall be obliged to complete (or procure the completion of) the sale and purchase of the Business Assets and to pay the Initial Cash Consideration (in accordance with the provisions of Clause 6(D)) and the Seller shall be obliged to comply with the requirements of Schedule 2 PROVIDED THAT those Business Assets referred to in Clause 8(A) and Clause 9(A) shall be deemed to have been acquired by the Purchaser (on behalf of the relevant Designated Purchaser) for the purposes of determining whether the Seller has complied with the requirements of Schedule 2.
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                                       7

7.       ACTION AFTER COMPLETION

(A) At the request of the Purchaser, the Seller shall (or procure that the Business Sellers shall), for a period of 30 days following Completion, join with the Purchaser (or the relevant Designated Purchaser) in sending out notices and letters in such form as the Purchaser may reasonably require to all of those suppliers and customers in relation to the Montana Business and other business contacts relating to the Montana Business informing them of the transfer of the Montana Business pursuant to this Agreement.

(B) The Seller shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the Montana Business and copies of all notices, correspondence, information, orders or enquiries relating partly to the Montana Business and partly to one or more of the remaining businesses of the Seller's Group which are received by any member of the Seller's Group on or after Completion shall be passed as soon as practicable to the Purchaser.

(C) The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to one or more of the remaining businesses of the Seller's Group and copies of all notices, correspondence, information, orders or enquiries relating partly to one or more of the remaining businesses of the Seller's Group and partly to the Montana Business which are received by the Purchaser's Group on or after Completion shall be passed as soon as practicable to the relevant member of the Seller's Group.

(D) The Seller shall procure that each Business Seller shall, as soon as reasonably practicable after receipt thereof, pay to the Purchaser (on behalf of the relevant Designated Purchaser) an amount equal to any monies which it actually receives after Completion to the extent that such monies are owned by the Purchaser (or the Designated Purchaser) and were comprised within or were represented by or relate to any of the Business Assets sold at Completion pursuant to this Agreement.

(E) The Purchaser shall procure that each Designated Purchaser shall, as soon as reasonably practicable after receipt thereof, pay to the Seller (on behalf of the relevant Business Seller) an amount equal to any monies which it actually receives after Completion to the extent that such monies are owned by the Seller (or the Business Seller) and were not part of the Business Assets sold at Completion pursuant to this Agreement.

(F) As soon as possible after Completion and with respect to any UK Business Assets which are plant and machinery for the purposes of Part 2 of the Capital Allowances Act 2001 and which are also fixtures (as that term is defined in section 173(1) of that Act) and in respect of which the Seller or any member of the Seller's Group has been claiming allowances as fixtures, the Seller shall procure that the relevant member of the Seller's Group shall, and the Purchaser shall procure that the relevant Designated Purchaser shall, jointly elect by notice pursuant to section 198 of that Act to determine in accordance with sections 198, 200 and 201 of that Act how much of the consideration falls to be treated as expenditure on the provision of fixtures.
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                                       8

(G) The Seller undertakes to provide the Purchaser's Group with all reasonable assistance and information to enable the Purchaser's Group to calculate its entitlement to capital allowances on the buildings located at the Business Properties.

(H)      (i)      The Seller shall procure that the names of the Seller and any members of the Seller's Group will be changed within 30 days of Completion to exclude the word "Ambrosia" or any confusingly similar words or names or words or names which may suggest a connection with the Business.

         (ii) The Seller shall procure that the names of any member of the Seller's Group incorporated in any country outside Asia will be changed within 30 days of Completion to exclude the words "Brown and Polson" or any confusingly similar words or names or words or names which may suggest a connection with the Business.

8.       THIRD PARTY CONSENTS FOR THE SALE OF BUSINESS ASSETS

(A) Subject to sub-clause (C), where any consent or agreement of any third party is required to the transfer of any of the Business Assets or where any governmental or regulatory procedure, application or other requirement must be complied with to enable such transfer lawfully to take place (other than, in either case, in relation to the transfer of any Contract or the performance of any Contract by any Designated Purchaser) and such consent or agreement has not been obtained or that procedure, application or other requirement has not been complied with (as the case may be) at or before Completion, then the following provisions shall apply:

         (i) the sale of the relevant Business Assets shall not take effect, notwithstanding Completion, until that consent or agreement has been obtained or that procedure, application or other requirement has been complied with (as the case may be); and

         (ii) the Seller and the Purchaser shall use their respective reasonable endeavours after Completion to obtain the consent or agreement or to ensure that the relevant procedure, application or other requirement is complied with (as the case may be) as soon as possible.

(B) After Completion, and until such time as any consent or agreement referred to in sub-clause (A) is obtained, the Business Sellers shall be deemed to hold the benefit of the relevant Business Asset referred to in sub-clause (A) on trust for the relevant Designated Purchaser.

(C)      This Clause shall not apply to the Business Properties.

9.       CONTRACTS

(A) Where any consent or agreement of any third party is required to enable a Designated Purchaser to perform any Contract after Completion or to enable any Business Seller to transfer the benefit or burden of any Contract to a Designated Purchaser, then the following provisions shall apply:
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                                       9

         (i) this Agreement shall not constitute an assignment or an attempted assignment of the relevant Contract if or to the extent that such an assignment or attempted assignment would constitute a breach of such Contract;

         (ii) after Completion the relevant Business Seller and the relevant Designated Purchaser shall use their respective reasonable endeavours to obtain the consent or agreement of the other party to whatever assignment, transfer or novation is necessary to enable the relevant Designated Purchaser to perform any such Contract after Completion or, as the case may be, to transfer the benefit and burden of any such Contract to the relevant Designated Purchaser; and

         (iii) after Completion, until the consent or agreement referred to in sub-clause (A) is obtained, the relevant Designated Purchaser shall, unless to do so is not permitted under the relevant Contract, perform all the obligations of such Business Seller under such Contract as agent for or sub-contractor to such Business Seller and indemnify each member of the Seller's Group in respect of such performance or, if the relevant Contract does not permit the relevant Designated Purchaser from so acting as agent and sub-contractor or the relevant Designated Purchaser cannot be permitted to act as agent and sub-contractor because of material confidentiality obligations, such Business Seller shall, at the pre-approved cost of the relevant Designated Purchaser and to the extent (a) permitted under the relevant Contract, and (b) that such Business Seller is able, do all such acts and things as the relevant Designated Purchaser may reasonably require to enable due performance of the Contract and to provide for the relevant Designated Purchaser the benefits, subject to the burdens, of the Contract, and the relevant Designated Purchaser shall indemnify each member of the Seller's Group in respect of all such acts and things; provided that the relevant Designated Purchaser shall not be required to indemnify any member of the Seller's Group where, in the event that the relevant Designated Purchaser has pre-approved the relevant costs, a Business Seller fails to perform the Contract in accordance with its terms as reasonably directed by a Designated Purchaser, in which case the Seller shall indemnify each member of the Purchaser's Group in respect of any such failure arising out of the negligence or wilful default of such Business Seller. For this purpose, it shall not be reasonable to require any Business Seller to make any payment unless the relevant Designated Purchaser has first paid such Business Seller sufficient cleared funds to make such payment.

(B) After Completion, and until such time as the consent or agreement referred to in sub-clause (A) is obtained, the relevant Business Seller shall be deemed to hold the benefit of the relevant Contract referred to in sub-clause (A) (except for any Contract relating to Intellectual Property or Confidentiality Rights where to do so is not permissible under the terms of the Contract) on trust for the relevant Designated Purchaser.

(C) Subject to Clause 10, from the Completion Date the relevant Designated Purchaser shall carry out, perform and complete all the obligations and liabilities to be performed under the Contracts, save that the Business Sellers shall be responsible for carrying out,
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                                       10

         performing and completing all the obligations and liabilities which fell due to be performed before Completion.

10.      ASSUMED LIABILITIES, PAYABLES AND RETAINED LIABILITIES

(A) The Purchaser (on behalf of the relevant Designated Purchasers) hereby agrees with the Seller (for itself and as trustee for each other member of the Seller's Group) that it will (or will procure that a member of the Purchaser's Group will) duly and properly perform, assume and pay and discharge when due, and indemnify each member of the Seller's Group against, all Assumed Liabilities.

(B) In this Agreement "ASSUMED LIABILITIES" means (a) all liabilities incurred, and (b) all obligations (of whatever nature) which fall due to be performed after Completion, in each case in respect of the Montana Business as carried on at or at any time prior to Completion or the Business Properties (including, for the avoidance of doubt, all liabilities of the Purchaser (and/or any member of the Purchaser's Group) in respect of Taxation relating to or arising from their conduct of the Montana Business attributable to periods after Completion or in respect of any acts, events or occurrences occurring (or being deemed to occur) after Completion), excluding in each case any Excluded Liabilities.

(C) The Seller (on behalf of the relevant Business Sellers) hereby agrees with the Purchaser (for itself and as trustee for each other member of the Purchaser's Group) that it will (or will procure that a member of the Seller's Group will) duly and properly perform, assume and pay and discharge when due, and indemnify each member of the Purchaser's Group against, all Excluded Liabilities (other than any liabilities of the Purchaser's Group under any trading agreements between any member of the Seller's Group and any member of the Purchaser's Group).

11.      RECEIVABLES AND APPORTIONMENT

(A) The Purchaser shall not acquire or procure the acquisition of the Receivables and accordingly the Business Sellers shall be entitled to the Receivables in accordance with the terms of this Clause.

(B) The Purchaser agrees that the Business Sellers alone shall be responsible for the collection of any of the Receivables and that:

         (i) the Business Sellers shall be entitled to take such steps as they may think fit to recover any outstanding Receivables;

         (ii) the Purchaser shall not take, and shall procure that no other member of the Purchaser's Group takes, any step to collect the Receivables, and shall not do anything to hinder their collection by any Business Seller; and

         (iii) if the Purchaser or any other member of the Purchaser's Group should receive any communication or payment in respect of any Receivable, the Purchaser shall or shall procure that written details of any such communication or payment are given to the Seller immediately.
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                                       11

(C) Where anything (including any service) is to be provided by a member of the Purchaser's Group under any of the Contracts after Completion, but any payment (whether by way of deposit, prepayment or otherwise) in respect of the price or cost of it has been received by a member of the Seller's Group before Completion, the Seller shall procure that that member of the Seller's Group pays a sum equal to the amount of that payment (excluding any amount in respect of VAT for which that member of the Seller's Group is required to account) to the relevant member of the Purchaser's Group and shall hold such sum in trust for that member of the Purchaser's Group until it is paid over.

(D) Where anything (including any service) is to be provided to a member of the Purchaser's Group under any of the Contracts after Completion, but any payment (by way of deposit, prepayment or otherwise) has been made by a member of the Seller's Group in respect of the price or cost of it before Completion, the Purchaser shall procure that that member of the Purchaser's Group pays a sum equal to the amount of that payment (excluding such part of that payment as is VAT) to the relevant member of the Seller's Group and shall hold such sum in trust for that member of the Seller's Group until it is paid over.

(E) Save in respect of the payment and receipt of moneys in respect of the sales agency services provided by members of the Seller's Group to members of the Purchaser's Group following Completion pursuant to the Transitional Services Agreement, which moneys shall be treated in accordance with clause 4 of the Transitional Services Agreement, the Purchaser shall procure that all moneys or other items belonging to any member of the Seller's Group which are received by any member of the Purchaser's Group on or after Completion in connection with the Montana Business or any of the Business Assets shall be held in trust by that member of the Purchaser's Group for that member of the Seller's Group and that such moneys or other items are paid over to that member of the Seller's Group as soon as reasonably practicable following receipt thereof by the relevant member of the Purchaser's Group.

(F) Save in respect of the payment and receipt of moneys in respect of the sales agency services provided by members of the Seller's Group to members of the Purchaser's Group following Completion pursuant to the Transitional Services Agreement, which moneys shall be treated in accordance with clause 4 of the Transitional Services Agreement, the Seller shall procure that all moneys or other items belonging to any member of the Purchaser's Group which are received by any member of the Seller's Group after Completion in connection with the Montana Business or any of the Business Assets shall be held in trust by that member of the Seller's Group for that member of the Purchaser's Group and that such moneys or other items are paid over to that member of the Purchaser's Group as soon as reasonably practicable following receipt thereof by the relevant member of the Seller's Group.

(G) Material periodical outgoings of the Business, including but not limited to, rents, rates, non-customer rebates, gas, electricity, and water charges and all liabilities in relation to salaries (including
         PAYE), wages, bonuses, national insurance and pension contributions (but not any entitlements to redundancy payment or any other obligation in respect of a Business Employee's period of continuous service) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period up to the Completion Date shall be borne and paid by the Seller and such part of the relevant charges attributable to the period after the Completion Date shall be borne and paid by the Purchaser.

(H) Notwithstanding any other provisions of this Agreement, in respect of customer rebate or discount arrangements or promotional accruals applicable to the Business as at the Completion Date the Seller shall remain responsible for paying customer rebates, discounts or promotional accruals which accrue in respect of sales made in the period up to the Completion Date and the Purchaser shall be responsible for paying customer discounts or promotional accruals which accrue in respect of sales made in the period after the Completion Date on the basis set out in sub-clauses (I) and (J).

(I) In respect of any rebates, discounts or promotional accruals which apply in respect of sales and purchases made both before and after Completion, the Seller and the Purchaser shall use all reasonable endeavours to agree an apportionment of such discounts promptly following the expiry of the period to which they relate. The Seller shall calculate the total amount of such discount payable in respect of such period and how much of such discount is payable by the Seller and how much by the Purchaser. Such calculation and apportionment shall be made according to the relevant discount structure applicable as at the Completion Date:

         (i) in respect of volume related arrangements, by calculating the volume of the particular sales or purchases made before the Completion Date and the volume of the particular sales or purchase made after the Completion Date and applying the ratio of these amounts to the total amount due. The total amount due in respect of the total period shall be calculated in line with the relevant contract conditions existing on the Completion Date and shall be pro-rated between the Purchaser and the Seller according to the said ratio notwithstanding that the discount is expressed on a different basis (for example, even though a high discount may be payable once sales or purchases pass a certain figure, the Seller and the Purchaser shall assume that the total discount due is evenly spread across the total volume to which the discount relates);

         (ii) in respect of non-volume related arrangements, on a fair and equitable basis based on the terms of the relevant arrangement and the Purchaser and the Seller shall, in good faith use their respective reasonable endeavours to agree such basis of allocation and if they fail to agree within 30 days, such allocation shall be made on the basis set out in (i) above;

         (iii) in respect of net invoice value related rebate or discount arrangements, for the avoidance of doubt, no apportionment shall be made.

         Any amount required to be paid by the Seller or the Purchaser (as the case may be) under this sub-clause (I) shall be paid directly to the relevant third party by the Seller either for itself in respect of the period prior to the Completion Date or on behalf of the Purchaser in respect of the period after the Completion Date, in accordance with the provisions of clause 4 of the Transitional Services Agreement.

(J) In the event that the Purchaser wishes to modify an existing discount scheme, it shall first bring to an end the existing scheme and make the calculations under sub-clause (I) in respect of the period up to the date on which the scheme is ended and the amounts shall be apportioned and paid in accordance with sub-clause (I).

12.      VALUE ADDED TAX

         Without prejudice to the generality of Clause 3(C), each of the parties shall comply with the requirements relating to that party set out in
         Schedule 11.

13.      EMPLOYEES

(A) Subject to sub-clause (K) and to Schedule 10, if the contract of employment of any Business Employee terminates or is found or alleged not to have effect after Completion as if originally made with the Purchaser or another member of the Purchaser's Group as a consequence of the sale and purchase of the Business Assets and other matters contemplated under this Agreement other than by virtue of regulation 5(4A) of the Regulations, the Purchaser (on behalf of the relevant member of the Purchaser's Group) agrees that:

         (i) in consultation with the Seller, it will, within five Business Days of being so requested (as long as the request is made no later than 10 Business Days after the Seller becomes aware of such finding or allegation), make to that Business Employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

         (ii) the offer to be made will be on such terms and conditions as are consistent with the Purchaser's undertakings in sub-clauses (F) and (G).

         Upon that offer being made (or at any time after the expiry of the five Business Days if the offer is not made as requested), the relevant member of the Seller's Group shall, where legally possible, terminate the employment of the Business Employee concerned (save where already terminated). The Purchaser (on behalf of the relevant Designated Purchaser) shall indemnify each member of the Seller's Group against all liabilities arising from the employment of that Business Employee after Completion until such termination (up to a maximum period of 6 months) where the services of the employee concerned are available to a member of the Purchaser's Group during such period.

(B) Subject to sub-clause (K), if the contract of employment of any person who is immediately prior to Completion employed by a member of the Seller's Group (other than a Business Employee) is found or alleged to have effect after Completion as if originally made with the Purchaser or another member of the Purchaser's Group as a consequence of the sale and purchase of the Business Assets and other matters contemplated under this Agreement, the Seller (on behalf of the relevant member of the Seller's Group) agrees that:

         (i) in consultation with the Purchaser, it will, within five Business Days of being so requested (as long as the request is made no later than 10 Business Days after the Purchaser (or such member of the Purchaser's Group) becomes aware of such termination, finding or allegation and, in any event, within the period of six months after Completion), procure that a member of the Seller's Group makes to that employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

         (ii) the offer to be made will be on the same terms and conditions as were provided to that employee immediately before Completion.

         Upon that offer being made (or at any time after the expiry of the five Business Days if the offer is not made as requested), the relevant member of the Purchaser's Group shall, where legally possible, terminate the employment of the employee concerned. The Purchaser (on behalf of the relevant Designated Purchaser) shall indemnify each member of the Seller's Group against all liabilities arising from the employment of that employee after Completion until such termination (up to a maximum period of 6 months from the Completion Date) where the services of the employee concerned are available to and used by a member of the Purchaser's Group during such period. The Seller (on behalf of the relevant member of the Seller's Group) shall indemnify each member of the Purchaser's Group against all liabilities arising from the employment of that employee after Completion until such termination (up to a maximum period of 6 months from the Completion
         Date) where the services of the employee concerned are not available to a member of the Purchaser's Group during such period and, whether or not the services of the employee concerned are available to a member of the Purchaser's Group during such period, against all liabilities arising from the termination of employment of that employee.

(C) The Purchaser has provided or will provide (as the case may be) to the Seller all the information required to enable it to comply with any obligations to inform, consult or notify any person about the matters contemplated by this Agreement in so far as it relates to any Business Employee to the extent required by local law and within the relevant time limits imposed by local law. Where applicable, the Seller shall use its reasonable endeavours to request relevant information from the Purchaser.

(D)      (i)      Subject to Clause 13(D)(ii), the Purchaser (on behalf of the relevant Designated Purchaser) shall indemnify the Seller and each other member of the Seller's Group against any claim relating to the terms and conditions of employment or benefits offered to or provided to the Business Employees in connection with their employment after Completion (including, without limitation, claims relating to the terms and conditions of such employment or benefits and termination of such employment or benefits) and against any breach by the Purchaser of this Clause or Schedule 10.

         (ii) The Seller shall retain liability in respect of benefits accrued prior to the Completion Date under the Bonus Plans and shall indemnify the Purchaser against any claim relating to such liabilities.

(E) For so long as the Business Employees continue in the employment of any member of the Purchaser's Group or any person to whom the whole or any part of the Business of the Purchaser's Group is transferred, the obligations under sub-clauses (F) and (G) and Schedule 10 shall continue in force and accordingly the Purchaser shall procure that the acquiror concerned honours the obligations under sub-clauses (F) and
         (G) and Schedule 10 in respect of each Business Employee concerned in such a disposal.

(F)      (i)      If the employment of any Business Employee is terminated
                  within three years of the Completion Date the Purchaser shall procure that there shall be applied in respect of such Business Employee policies and benefits (whether contractual or otherwise and giving due credit to the Business Employees for any additional service or earnings from the Completion
                  Date onwards) in such a manner as to be no less favourable than those applicable in respect of the particular Business
                  Employee at the Completion Date.

         (ii) The Purchaser shall procure that, in respect of benefits which are provided on the death or disability of a Business Employee or his spouse, child or dependant within the period of three years following the Completion Date (other than such benefits provided under the UPF (as defined in Schedule 9)), equivalent benefits must be provided on such events which are payable in circumstances and under conditions which are not materially less favourable to the beneficiary concerned as those which would have applied had the death or disability occurred whilst the beneficiary was a beneficiary of the arrangement in question under the provisions of that arrangement in force immediately prior to the Completion Date.

(G) Without prejudice to sub-clause (F), the Purchaser shall procure that for a period of three years following the Completion Date Business Employees who are employed shall be employed on terms and conditions (whether contractual or otherwise and including, without limitation, any related to length of service and in relation to post-retirement benefits but specifically excluding any benefits under the UPF (as defined in Schedule 9) and excluding any share schemes or share option schemes) which are no less favourable taken as a whole in respect of each Business Employee than those which apply in respect of each Business Employee at Completion. This undertaking does not constitute a guarantee that the Business Employees will continue to be employed following Completion. In relation to share schemes and share option schemes, the Purchaser shall procure that following the Completion Date, the Business Employees who are employed shall, in respect of the period of three years following the Completion Date, be considered on the same basis for participation in share schemes or share option schemes as similarly situated employees of the same seniority or job description of companies in the Purchaser's Group subject always to the rules of the particular scheme and any qualifying conditions. The Purchaser reserves the right, as with all of its existing employees, to set the exercise price of such share option schemes in its sole and absolute discretion.

(H) The Purchaser's agreement to the provisions of sub-clauses (F) and (G) and Schedule 10 is given by the Purchaser on the express understanding that, if the Purchaser is in breach of any such provisions, the Seller may, in its absolute discretion, and without limitation, seek to procure compliance with such provisions by the Purchaser by applying to the court for damages and/or specific performance.

(I)      Without prejudice to the parties' obligations under sub-clauses (A) to
         (G), each of the parties shall comply with the requirements relating to that party set out in Schedule 10.

(J) For the avoidance of doubt, the provisions of this Clause 13 are without prejudice to:

         (i) the operation of any rule of law in relation to, or contractual term of, the terms and conditions of employment of the Business Employees; and

         (ii)     any provision of Schedule 10.

(K) If any Business Employee requires a work permit or employment pass or other approval (in this Clause "PERMITS") for his employment to continue after Completion, the Purchaser undertakes to procure that any necessary applications are promptly made and to use its best efforts to secure the necessary Permits and the provisions of Clause 29 shall apply in relation to the continued employment of Business Employees and their transfer to another employer after Completion.

(L) Each Seconded Employee shall (subject to the rights of the respective employer and employee to terminate the employee's employment at any time in their absolute discretion) continue to be employed by a member of the Seller's Group and shall, for a period of up to six months following Completion, be seconded by the Seller or relevant member of the Seller's Group to work in the Montana Business for such period (not exceeding six months) as nominated by the Purchaser to the Seller prior to Completion, provided that the Purchaser may from time to time in respect of each Seconded Employee terminate any such secondment early by giving 30 days prior notice in writing to the Seller. In respect of the period after such termination the Purchaser shall not be liable for the indirect and direct cost of salary and other employment benefits of the relevant Seconded Employee under sub-clause (L)(i). The following additional provisions shall apply with respect to the Seconded
         Employees:

         (i) Each Seconded Employee shall be paid, and employment benefits shall be provided to such Seconded Employee, by a member of the Seller's Group and the Purchaser (on behalf of the relevant Designated Purchaser) shall pay to the Seller (on behalf of the relevant member of the Seller's Group) (in accordance with the terms of the Transitional Services Agreement) the direct and indirect cost of salary and other employment benefits for that Seconded Employee for such calendar month, including relevant Taxes, social security costs, the cost of the accrual of funded retirement, death and disability benefits (calculated ignoring any surplus or deficit in the relevant fund) and any notional or unfunded costs or accruals in relation to post-Completion service (for example in relation to retirement, death and disability benefits), on such basis as the Seller may reasonably determine and agree with the Purchaser. For the avoidance of doubt, all such costs of the Seconded Employees are included in the costings for the services set out in the Transitional Services Agreement. To the extent such agreement is not reached, paragraph 10 of Schedule 9 shall apply (with necessary changes).

         (ii) The relevant member of the Seller's Group may from time to time increase the salary and/or benefits of such Seconded Employee PROVIDED THAT any such increases are broadly in line with increases for similar employees of the Seller's Group.

         (iii) The Purchaser shall procure that the working environment of each Seconded Employee at the Business Properties and the work carried out by each Seconded Employee is similar to his working environment and work before Completion.

         (iv) The Purchaser (on behalf of the relevant member of the Purchaser's Group) shall indemnify the Seller (on behalf of the relevant member of the Seller's Group) against any claim by, or relating to, a Seconded Employee to the extent that such claim arises as a result of any act or omission of the Purchaser (or any other member of the Purchaser's Group).

         (v) The Seller agrees that those Seconded Employees based at the registered office of the Seller (the "SELLER'S PREMISES") as at the date of this Agreement will continue to be based at such site until the end of their period of secondment. The Purchaser agrees that such Seconded Employees shall comply with such requirements as the Seller shall impose in relation to those Secondees' use of the Seller's Premises during the period of the secondment, including a requirement that the Seconded Employees will not be permitted to hold meetings (other than by telephone) with third parties who are not Seconded Employees at the Seller's Premises, other than with the Seller's consent.

(M) Provided the Purchaser has complied with sub-clause (C), the Seller shall indemnify the Purchaser against all liabilities, obligations, proceedings, court or tribunal orders, fines and penalties, damages, compensation payments, charges, expenses, costs claims and demands arising out of or in connection with any failure by the Seller to comply with its obligations under Regulation 10 of the Regulations.

14.      PENSIONS

         Each of the parties shall comply with the requirements relating to that party set out in Schedule 9.

15.      INSURANCE

(A) The Purchaser acknowledges and agrees (on behalf of itself and each member of the Purchaser's Group) that upon Completion all insurance cover provided to any member of the Seller's Group in relation to the Montana Business pursuant to policies maintained by the Seller's Group (whether such policies are maintained with third party insurers or with other members of the Seller's Group) shall cease.

(B) To the extent that any insurance claim in respect of any Business Asset, any Assumed Liability or the Business arises under an insurance policy held by any member of the Seller's Group in respect of the Business which is written on a claims arising basis prior to Completion, the Seller (or the relevant member of the Seller's Group) will, if requested by the Purchaser prior to the third anniversary of the Completion Date and subject to being indemnified by the Purchaser against any expense, cost or liability which they may thereby incur (including, without limitation, any excess or deductible payable under the relevant policy of insurance), use its reasonable endeavours to make a claim under such insurance policy and pay to the Purchaser any proceeds thereof, net of any excess and costs (including Tax) incurred by the Seller (or the relevant member of the Seller's Group). From the date of this Agreement, the Seller will use reasonable endeavours to have the Purchaser noted as an interested party on all its insurance policies relating to the Business and the Business Assets.

16.      CONTINUING ARRANGEMENTS BETWEEN THE SELLER'S GROUP AND THE MONTANA
         BUSINESS

(A) The Seller and the Purchaser shall enter into the Transitional Services Agreement at Completion. Prior to the Completion Date, the Seller and the Purchaser shall use their reasonable endeavours to finalise the details to be included in the Network Access Agreement (as defined in the Transitional Services Agreement).

(B) Save as set out in this Agreement or (when duly executed) the Transitional Services Agreement:

         (i) no member of the Seller's Group shall be obliged to supply any services to any member of the Purchaser's Group after Completion; and

         (ii) no member of the Purchaser's Group shall be obliged to supply any services to any member of the Seller's Group after Completion.

(C) Subject to receiving a valid assignment of the Ambrosia Marks pursuant to this Agreement, the Purchaser hereby grants and agrees to procure the grant (on behalf of itself and each relevant Designated Purchaser) to the Seller and each member of the Seller's Group an exclusive, royalty-free, irrevocable licence to use the Ambrosia Marks for 18 months in the Nordic Region in respect of the Nordic Products (notwithstanding any changes from time to time to the formulations of any such products) in relation to its foodservice business (as defined in the definition of "Montana Business" in Schedule 1) in the Nordic Region.

(D) Subject to receiving a valid assignment of the Ambrosia Marks pursuant to this Agreement, the Purchaser hereby grants and agrees to procure the grant (on behalf of itself and each relevant Designated Purchaser) to the Seller and each member of the Seller's Group an exclusive, royalty-free, irrevocable licence to use the Ambrosia Marks for 18 months in the United Kingdom and the Republic of Ireland in relation to its foodservice business (as defined in the definition of "Montana Business" in Schedule 1) in such countries in respect of the Retained Products (notwithstanding any changes from time to time in the formulation of any such products), sales of such products bearing the Ambrosia Marks not to exceed(pound)3,600,000 (three million, six hundred thousand pounds) in any calendar year, in which case such licence shall be revocable at will and/or the parties shall use reasonable endeavours to agree a mutually acceptable new licence arrangement.

(E) For the avoidance of doubt and subject to receiving a valid assignment of the B&P Marks, the Purchaser hereby grants and agrees to procure the grant (on behalf of itself and each relevant Designated Purchaser) to the Seller and each member of the Seller's Group a non-exclusive, royalty-free, irrevocable licence to use the B&P Marks in continental Europe, until the expiry or termination of the Supply Agreements, for the sole purposes of performing the Supply Agreements.

(F) The Purchaser hereby grants and agrees to procure the grant (on behalf of itself and each relevant Designated Purchaser) to the Seller and each member of the Seller's Group a non-exclusive, royalty-free, irrevocable licence to use the Ambrosia Marks for 18 months in continental Europe for the purpose of manufacturing, packaging, holding and transporting (but not selling) products for sale in the Nordic Region, the United Kingdom or the Republic of Ireland pursuant to the licences granted in sub-clauses (C) or (D) above.

(G) The Seller shall procure that an application be made, as soon as reasonably practicable (and in any case within 6 months) after the Completion Date, for the cancellation of all trade mark registrations and applications (except in Brunei, Darussalam, India, Indonesia, Malaya, Malaysia, Pakistan, Sobah, Sarawak, Singapore and Sri Lanka) in respect of signs which consist of or include both (i) any Unilever Mark or Retained Mark, and (ii) any Ambrosia Mark or B&P Mark. The Seller shall use its reasonable endeavours to complete such applications for cancellation as soon as reasonably practicable after the Completion Date. The Seller shall not pay any renewal fees becoming due in respect of such marks after the Completion Date.

(H)      The Seller shall procure that:

         (i) prior to the Completion Date, no member of the Seller's Group shall give notice to terminate either of the Supply Agreements; and

         (ii) subject to (i) above, no member of the Seller's Group shall give notice prior to 1 January 2005 to terminate either of the Supply Agreements, save for any notice given in the event of breach of the relevant Supply Agreement in accordance with the terms thereof.

(I) The Seller agrees (on behalf of itself and each member of the Seller's Group) that any member of the Purchaser's Group may terminate any of the Supply Agreements, by giving 6 months prior written notice at any time. The clause shall be deemed to be an amendment to the Supply Agreements.

(J) The Seller undertakes and confirms that no material Business IPR or material Business Confidentiality Rights were transferred to, or will transfer to, CreaVite Limited pursuant to the letter of intent disclosed in the Data Room (or any associated documentation).

(K) The Seller undertakes not to oppose any application by the Purchaser or any member of the Purchaser's Group to register the Ambrosia Marks as trade marks for food anywhere in the world during the period of five years after the Completion Date.

(L) The rights granted under sub-clauses (C) and (D) do not include any rights to grant sub-licences except for the purposes of having packaging, promotional materials, products and other materials manufactured on its behalf solely in accordance with those rights.

17.      SELLER'S WARRANTIES AND PURCHASER'S REMEDIES

(A) Subject as provided in this Agreement, the Seller warrants to the Purchaser as at the date of this Agreement in the terms set out in
         Schedule 3.

(B)      The only Warranties given:

         (i) in respect of the Business Properties are those contained in paragraph 14 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to the Business Properties;

         (ii) in respect of Environmental Matters are those contained in paragraph 15 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Environmental Matters; in respect of know-how or Intellectual Property matters or agreements relating to Intellectual Property or know-how are those contained in paragraph 16 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to know-how or Intellectual Property matters or agreements relating to Intellectual Property or know-how;

         (iii) in respect of competition or trade regulation law are those contained in paragraph 17 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to competition, anti-restrictive trade practice or anti-trust legislation;

         (iv) in respect of all employment matters (save for matters relating to pensions) are those contained in paragraph 18 of
                  Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to employment matters (save for matters relating to pensions);

         (v) in respect of Tax are those contained in the Tax Warranties and each of the other Warranties shall be deemed not to be given in relation to Tax; and

         (vi) in respect of all pensions matters are those contained in paragraph 21 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to pensions matters.

(C) In the absence of fraud or wilful concealment on the part of the Seller, the liability of the Seller under or in relation to the Warranties shall be limited as set out in Schedule 4.

(D) The Seller accepts that the Purchaser is entering into this Agreement in reliance upon the Warranties.

(E) Subject and without prejudice to Clause 30, the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser (howsoever provided) on or prior to the date of this Agreement or in the Disclosure Letter or in the Data Room. The Purchaser acknowledges that no representations or warranties, express or implied, have been or are given other than the Warranties and any warranties contained in any documents in the Agreed Form.

(F) The only remedy of the Purchaser for breach of the Warranties shall be damages (subject to Schedule 4) and Completion shall not in any way constitute a waiver of the Purchaser's right to damages. The Purchaser hereby waives any rights (other than the right to seek damages) in respect of any breach of the Warranties (and howsoever arising or deemed to arise) other than any such rights in respect of fraud or wilful concealment or wilful default.

(G) The Seller undertakes that, if any claim is made against it by the Purchaser in connection with the sale of the Business Assets to the Purchaser, it shall not make any claim against any Business Employee on whom it may have relied before agreeing to any terms of this Agreement or any document in the Agreed Form or authorising any statement in the Disclosure Letter.

(H) Each of the Warranties shall be construed as being separate and independent and, except where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this Agreement or any document in the Agreed Form.

18.      PURCHASER'S WARRANTIES

(A) The Purchaser warrants to the Seller as at the date of this Agreement that:

         (i) the Purchaser has the requisite power and authority to enter into and perform this Agreement and the other documents specified in this Agreement which are to be delivered by the Purchaser at Completion (the "PURCHASER'S COMPLETION DOCUMENTS");

         (ii) this Agreement constitutes and the Purchaser's Completion Documents will, when delivered by the Purchaser, constitute binding obligations of the Purchaser in accordance with their respective terms;

         (iii) the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Purchaser's Completion Documents will not:

                           (a) result in a breach of any provision of the memorandum and articles of association of the Purchaser;

                           (b) result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement;

                           (c) so far as the Purchaser is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement; or

                           (d) save as contemplated by this Agreement, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect where failure to obtain such consent or approval, give such notice or make such registration is material in the context of the transactions contemplated by this Agreement;

         (iv) the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion and customary conditions precedent to drawdown as listed in facility agreements between members of the Purchaser's Group and the financiers thereof provided to the Seller prior to the date of this Agreement) the necessary cash resources to pay the Initial Cash Consideration and meet its other obligations under this Agreement and the Purchaser's Completion Documents; and

         (v) each Designated Purchaser is, and will at and immediately after Completion be, a member of the Purchaser's Group.

(B) The Purchaser accepts that the Seller is entering into this Agreement in reliance upon the warranties set out in sub-clause (A).

19.      PURCHASER'S UNDERTAKINGS

(A) The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser's Group that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Seller's Group on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein.

(B) The Purchaser undertakes on behalf of itself and each member of the Purchaser's Group (and without prejudice to the confidentiality agreement referred to in Clause 33(D)) that, subject to Clause 33(B), each member of the Purchaser's Group will treat as strictly confidential and not disclose to any person (other than other members of the Purchaser's Group and its professional advisers on a confidential basis) any Seller Confidential Information. The Purchaser acknowledges that any future use of Seller Confidential Information is without representation, warranty or liability on the part of any member of the Seller's Group. No updates of the Seller Confidential Information will be provided by any member of the Seller's Group to any member of the Purchaser's Group.

(C) The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser's Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in, and (save as permitted by sub-clause (D)) from Completion the Purchaser shall procure that no member of the Purchaser's Group shall use, any of the Unilever Marks or any of the Retained Marks.

(D) The Purchaser and the Designated Purchasers may use the Unilever Marks after Completion only in respect of the Business and to the extent necessary to use sales literature, stationery, buildings, signage and vehicles (existing, in each case, at Completion) and in respect of the Business Stocks and only provided that the Purchaser shall, or shall procure that the relevant Designated Purchaser shall:

         (i) as soon as reasonably practicable after Completion (but in any event by the relevant date set out in sub-clause (ii) below) cease all use of the Unilever Marks on any sales literature, stationery, building signage or vehicles; and

         (ii) by the last day of the sixth month following Completion, destroy or delete from existing sales literature and stationery or buildings, signage or vehicles, and by the last day of the sixth month following Completion destroy or delete the Unilever Marks from existing Business Stocks in the possession, or under the control, of the Designated Purchasers.

(E) Subject to the terms of the Transitional Services Agreement, the Purchaser shall, and shall procure that each member of the Purchaser's Group shall, by the last day of the sixth month following Completion cease to use any financial or accounting software owned by the Seller or members of the Seller's Group.

(F) The Purchaser shall procure that, for a period of 12 months after Completion, the Montana Business shall prepare, where reasonably requested to do so by the Seller and subject to reimbursement by the Seller of the reasonable out-of-pocket expenses of the Montana Business, financial data required for the financial accounts, management accounts or statutory accounts of any member of the Seller's Group and any data relating to the Montana Business prior to the Completion Date required by any member of the Seller's Group for compliance with any reporting requirements of any stock exchange or securities or other regulatory authority or under any applicable law, rule or regulation which shall each be delivered to the Seller as soon as reasonably practicable and, in any event, within 30 Business Days of the relevant request.

(G) The Purchaser undertakes with the Seller (for itself and as trustee for each other member of the Seller's Group) to comply with all notifications and other requirements arising as a result of this Agreement and the transactions contemplated hereunder under any relevant competition, anti-restrictive trade practices or anti-trust laws (except where such requirements are the sole responsibility of the Seller under such laws) and the Purchaser shall indemnify each member of the Seller's Group against any and all costs, claims, expenses and liabilities whatsoever which the Seller or any such member of the Seller's Group may suffer or incur as a result of the Purchaser's failure to comply with such laws.

(H) The Purchaser agrees and acknowledges (for itself and as trustee for each member of the Purchaser's Group) that no part of the Montana Business shall have or retain any right whatsoever (whether proprietary or by way of Intellectual Property or otherwise) in or in respect of the Unilever Manuals and Policy Documents or any of them, or any right to use or continue to use them or any of them after Completion. All originals and copies of the Unilever Manuals and Policy Documents shall be delivered to the Seller or to its order to such location or locations as the Seller shall reasonably specify as soon as reasonably practicable following Completion (and, in any event, within six months following Completion).

(I) If the Seller or any Business Seller assigns to the Purchaser any Intellectual Property or right of confidence which is owned by a member of the Seller's Group but which is not used exclusively in the Business, the Purchaser undertakes to reassign such Intellectual Property or right of confidence to the Seller or a member of the Seller's Group nominated by the Seller for nominal consideration. In such circumstances, the Seller hereby grants and agrees to procure the grant of (on behalf of itself and each relevant member of the Seller's Group) to the Purchaser and each Designated Purchaser a non-exclusive, royalty-free, worldwide, irrevocable right to use the Intellectual Property except for any Excluded IPR or right of confidence insofar as it is material to the operation of the Business, for the sole purpose of conducting the Business. The Purchaser undertakes to, and undertakes to procure that all members of the Purchaser's Group, return to the Seller within a period of 12 months after Completion all copies or relevant extracts of all books and records (including all written material and all forms of computer or machine readable material) in their possession or under their control which contain information in which any such Intellectual Property or right of confidence subsists.

20.      RESTRICTIONS ON THE SELLER

         The Seller undertakes that it shall not, and shall procure that each other member of the Seller's Group shall not for as long as it remains such a member, save for any Seconded Employees, within two years from the Completion Date, solicit or entice away from the employment of any member of the Purchaser's Group any Senior Employee without the prior written consent of the Purchaser, other than:

         (i) any Senior Employee whose employment with the relevant member of the Purchaser's Group has then ceased or who has given or received notice terminating such employment; and

         (ii) any Senior Employee who responds to any public recruitment advertisement placed by or on behalf of any member of the Seller's Group,

         and shall not intentionally assist any person to do any of the foregoing things.

21.      RESTRICTIONS ON THE PURCHASER

         The Purchaser undertakes to the Seller that it shall not, and shall procure that each member of the Purchaser's Group shall not (for so long as it remains such a member), within two years of the Completion Date solicit or entice away from the employment of any member of the Seller's Group any Senior Seller's Group Employee other than:

         (i) any Senior Seller's Group Employee whose employment with the relevant member of the Seller's Group has then ceased or who has given or received notice terminating such employment; and

         (ii) any Senior Seller's Group Employee who responds to any public recruitment advertisement placed by or on behalf of any member of the Purchaser's Group,

         and shall not intentionally assist any person to do any of the foregoing things.

22.      PROVISION RELATING TO RESTRICTIONS

         Each undertaking contained in Clauses 20 and 21 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller and/or the Purchaser as the case may be.

23.      BOOKS AND RECORDS

(A) The Business Sellers shall on Completion deliver to, or hold to the order of, the Purchaser originals of all the Books and Records relating exclusively to the Business excluding:

         (i) those Books and Records which any member of the Seller's Group is required by law to retain or which any Business Seller is permitted to retain in accordance with Clause 12 and Schedule 11;

         (ii) all Books and Records of the Business Sellers which contain legally privileged information in which the Seller owns Confidentiality Rights (other than Business Confidentiality Rights) which shall be retained by the Seller; and

         (iii)    any Books and Records relating to Taxation.

(B) For a period of eight years from Completion the Purchaser shall maintain and make available the Books and Records which are delivered to the Purchaser under this Agreement for inspection and copying by representatives of any Business Seller and its professional advisers during Working Hours on reasonable advance notice and such undertaking as to confidentiality as the Purchaser may reasonably require being given, save that such period shall be 15 years in relation to Books and Records which contain any information relating to the occupational health of any of the Business Employees.

(C) Subject to any provision contained in Schedule 11, for a period of eight years from Completion, the Seller shall maintain and make available to the Purchaser any Books and Records relating (but not exclusively relating) to the Business (or, if practicable, the relevant parts thereof) which contain information which is required by the Purchaser for the purpose of the Business or any Tax or other return in connection with the Business for inspection and copying by representatives of the Purchaser during Working Hours on reasonable advance notice and, if it is not practicable only to make available the relevant parts thereof, such undertaking as to confidentiality as the Seller may reasonably require being given.

(D)      (i)      The Seller shall procure that each Business Seller shall,
                  where reasonably requested to do so by the Purchaser and subject to the reimbursement by the Purchaser of the Business
                  Seller's reasonable out-of-pocket expenses, assist the Purchaser with the preparation of data relating to the Montana Business reasonably required by any member of the Purchaser's Group for compliance with any reporting requirements of any stock exchange or securities or other regulatory authority under any applicable law, rule or regulation and shall provide such reasonable assistance as soon as reasonably practicable and, in any event, within 30
                  Business Days of the relevant request.

         (ii) The Purchaser shall and shall procure that any relevant member of the Purchaser's Group shall, where reasonably requested by the Seller or any Business Seller and subject to the reimbursement by the Seller of the reasonable out-of-pocket expenses of the Purchaser or relevant member of the Purchaser's Group, assist the Seller or, where relevant, Business Sellers with the preparation of any information request from any Tax Authority regarding the Taxation affairs of the Seller and/or any of the Business Sellers in respect of the Montana Business.

24.      PAYMENTS

(A) Except to the extent otherwise set out in this Agreement, any payment to be made by either party under this Agreement shall be made in full without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law). If any deductions or withholdings are required by law to be made from any sums payable under this Agreement (except for payments of interest), the party who is obliged to make the payment shall also be obliged to pay to the party to whom payment is to be made such sum as will, after such deduction or withholding has been made, leave the party to whom payment is to be made with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(B) If any Tax Authority brings into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax) any sum payable under the Warranties then the party making such payment shall pay such additional amount to the party to whom the payment is made so as to ensure that the net amount retained after the relevant Tax liability is equal to the amount that would have been retained had the payment not been so subject to Tax.

(C) If any amount payable under this Agreement is payable to a person to whom the rights of a party under this Agreement have been assigned in accordance with Clause 28, the payer shall not be required by this Clause (or any other provision of this Agreement including, without prejudice to the generality of the foregoing, Clause 27) to pay any greater amount than it would have been required to pay had the sum been payable to the original party to this Agreement.

(D) This sub-clause applies if one party (the "PAYER") makes a payment under sub-clause (A) above (a "TAX PAYMENT") in favour of a person entitled to a payment under this Agreement (the "RECIPIENT"). In this case, each of the following applies:

         (i) The Recipient agrees to notify the Payer in writing if the Recipient obtains or is entitled to obtain a refund of Tax or obtains and uses a credit against Tax on its overall net income (a "TAX CREDIT") which the Recipient is able to identify as attributable to that Tax Payment.

         (ii) The Recipient agrees to reimburse to the Payer within 10 Business Days of obtaining such refund as referred to in sub-clause 24(D)(i) the amount reasonably determined by the Recipient to be the proportion of the Tax Credit that, if it is paid back to the Payer, will leave the Recipient (after that reimbursement) in no better or worse position in respect of its Tax liabilities than it would have been in if no Tax Payment had been required. There will only be an obligation under this paragraph to the extent the Recipient can make the reimbursement without there being, in the reasonable opinion of the Recipient, any adverse consequences to the Recipient.

         (iii) The Recipient is under no obligation by virtue of this sub-clause to disclose any information regarding its Tax affairs and computations. This sub-clause does not affect the right of the Recipient to arrange its Tax affairs as it thinks fit.

25.      EFFECT OF COMPLETION

         Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties contained in this Agreement shall (subject to Schedule 4) remain in full force and effect notwithstanding Completion.

26.      CAPACITY OF THE SELLER AND THE PURCHASER

(A) Any obligation of the Seller under this Agreement to take any action shall be satisfied by any member of the Seller's Group taking such action.

(B) Any obligation of the Purchaser under this Agreement to take any action shall be satisfied by any member of the Purchaser's Group taking such action.

(C) The undertakings given by the Purchaser to, and agreements made by the Purchaser with, the Seller in this Agreement are given and made to and with the Seller for itself and as trustee for each other member of the Seller's Group.

(D) The undertakings given by the Seller to, and agreements made by the Seller with, the Purchaser in this Agreement are given and made to and with the Purchaser for itself and as trustee for each other member of the Purchaser's Group.

27.      REMEDIES, WAIVERS AND INDEMNIFICATION

(A) No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided or under this Agreement or any other documents referred to in it shall affect such right, power or remedy or operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy provided under this Agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated in this Agreement.

(C) Upon any person (the "INDEMNIFIED PERSON") becoming aware of any assessment, claim, action or demand of a third party (a "THIRD PARTY CLAIM") against it which gives rise to any claim for indemnification under this Agreement, the Indemnified Person shall:

         (i) as soon as practicable notify the person from whom Indemnification is sought (the "INDEMNIFYING PARTY") by written notice as soon as it appears to the Indemnified Person that any Third Party Claim received by or coming to the notice of the Indemnified Person may result in a claim for indemnification;

         (ii) subject to the Indemnifying Party indemnifying the Indemnified Person against any liability, cost, damage or expense which may be incurred thereby, take such reasonable action and give such information and access to personnel, premises, chattels, documents and records to the Indemnifying Party and their professional advisers as the Indemnifying Party may reasonably request and the Indemnifying Party shall be entitled to require any relevant company (being a member of the Purchaser's Group where the Indemnified Person is a member of the Purchaser's Group or a member of the Seller's Group where the Indemnified Person is a member of the Seller's Group) to take such reasonable action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

         (iii) at the request of the Indemnifying Party, allow the Indemnifying Party to take the sole conduct of such actions as the Indemnifying Party may deem appropriate in connection with any such assessment or claim in the name of the Indemnified Person or any such relevant company referred to above and in that connection the Indemnified Person shall give or cause to be given to the Indemnifying Party all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such legal or other professional advisors as the Indemnifying Party may nominate to act on behalf of the Indemnified Person or any relevant company, as appropriate, but to act in accordance with the Indemnifying Party's instructions PROVIDED THAT the Indemnified Person shall not be required to commence any legal proceedings where either:

                           (a) the Indemnified Person has validly assigned all of its rights in relation to the relevant claim to the Indemnifying Party in a manner which entitles the Indemnifying Party to the same benefits in respect of such rights as the Indemnified Person had; or

                           (b) where sub-paragraph (C)(iii)(a) does not apply, the Indemnifying Party has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Indemnifying Party;

         (iv) be entitled to participate in the defence of any Third Party Claim and to employ separate counsel to represent it at its own expense PROVIDED THAT the Indemnifying Party (acting reasonably) shall control the defence of the Third Party Claim;

         (v) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld); and

         (vi) take all reasonable action to mitigate any loss suffered by it in respect of which a claim could be made for indemnification.

(D) The Indemnifying Party shall be entitled at any stage and in its absolute discretion to settle any such Third Party Claim.

(E) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim (and shall be liable for the reasonable expenses (including legal expenses) incurred by the Indemnified Person in defending such Third Party Claim) if the Third Party Claim seeks any relief other than damages (including any orders, injunctions or other equitable relief) against the Indemnified Person which the Indemnified Person reasonably determines cannot be separated from any related claim for damages. If such claim for other relief can be separated from the claim for damages, the Indemnifying Party shall be entitled to assume the defence of the claim for damages.

(F) If any Indemnified Person has a claim for indemnification against any Indemnifying Party under this Agreement which does not involve a Third Party Claim being brought or alleged against such Indemnified Person, the Indemnified Person may give notice of such claim to the Indemnifying Party. The failure by any Indemnified Person so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Person. If the Indemnifying Party does not notify the Indemnified Person within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Person under this Agreement such claim specified by the Indemnified Person in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Agreement and the Indemnifying Party shall pay the amount of such liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has disputed its liability with respect to such claim within the time period specified in this sub-clause, the Indemnifying Party and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute.

(G)      The provisions of paragraphs 4 to 9 (inclusive) and paragraph 12 of
         Schedule 4 shall apply with respect to any claim for indemnification under this Agreement.

28.      NO ASSIGNMENT

(A) Subject to the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed) the rights of the Purchaser under this Agreement may be assigned or transferred to another member of the Purchaser's Group PROVIDED THAT the Purchaser shall procure that no such member of the Purchaser's Group shall cease to be a member of the Purchaser's Group unless such rights have been assigned back to the Purchaser, and PROVIDED FURTHER THAT the liabilities of the Seller and all other members of the Seller's Group under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

(B) Subject to the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) the rights of the Seller under this Agreement may be assigned or transferred to another member of the Seller's Group PROVIDED THAT the Seller shall procure that no such member of the Seller's Group shall cease to be a member of the Seller's Group unless such rights have been assigned back to the Seller and PROVIDED FURTHER THAT the liabilities of the Purchaser and all other members of the Purchaser's Group under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

(C) The rights of the Purchaser or any Designated Purchaser under this Agreement may be assigned or transferred by way of security only in accordance with the terms of any arm's length arrangements for the funding (in whole or in part) of the purchase of the Business and the Business Assets under this Agreement and/or the refinancing of such funding PROVIDED THAT the liabilities of the Seller and all other members of the Seller's Group under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

(D) Sub-clauses (A), (B) and (C) may be enforced by any such assignees or transferees notwithstanding Clause 37 and may not be amended without the consent of such assignees or transferees (or their agent).

(E) Subject to sub-clauses (A), (B), and (C), the rights and obligations of the parties under this Agreement shall not be assignable.

29.      FURTHER ASSURANCE

(A) In addition to the obligations set out in Clause 6(E), without prejudice to any restriction or limitation on the extent of any party's obligations under this Agreement and except in relation to Business IPR, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Business Assets to the Purchaser or otherwise to give any party the full benefit of this Agreement.

(B) The Seller undertakes that after Completion and at the request of the Purchaser it will at its cost execute or procure the execution by any member of the Seller's Group of any documents and do all things which are reasonably necessary to secure the vesting in the Purchaser or a member of the Purchaser's Group of the Business IPR provided however that the Purchaser undertakes to the Seller that it will be responsible for preparing all such documents and PROVIDED THAT (save as set out in Clause 34(C)) the Purchaser shall be responsible for:

         (i) all pre-approved out-of-pocket costs incurred by the Seller or any member of the Seller's Group in respect of such execution; and

         (ii) the costs of effecting and recording the Trade Mark Assignments at the relevant patent and trade mark offices.

30.      ENTIRE AGREEMENT

(A) This Agreement, the Disclosure Letter and any other documents referred to in this Agreement (the "TRANSACTION DOCUMENTS") constitute the whole and only agreement between the parties relating to the sale and purchase of the Business Assets and, except to the extent expressly repeated in any of the Transaction Documents, any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto are superseded and extinguished.

(B) The Purchaser acknowledges and agrees (for itself and on behalf of each other member of the Purchaser's Group) with the Seller (on behalf of itself and each other member of the Seller's Group) that:

         (i) it does not rely on and has not been induced to enter into any of the Transaction Documents on the basis of any Assurance (express or implied) made or given by or on behalf of any member of the Seller's Group or any of their respective agents, directors, officers, employees or advisers other than those expressly set out in the Transaction Documents or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties;

         (ii) no member of the Seller's Group, or any of their respective agents, directors, officers, employees or advisers, has given or made any Assurance other than those expressly set out in the Transaction Documents or, to the extent that they have, the Purchaser hereby (for itself and on behalf of each other member of the Purchaser's Group) unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto; and

         (iii) save in respect of any warranties implied in Clause 2 by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994, any warranty or other rights which may be implied by law in any jurisdiction in relation to the sale of the Business Assets in such jurisdiction shall be excluded or, if incapable of exclusion, irrevocably waived and the Purchaser agrees to indemnify each member of the Seller's Group in respect of any liabilities, costs, claims and expenses arising or incurred as a result of claims made by the Purchaser or any member of the Purchaser's Group under any such implied warranties (other than any warranties implied in Clause 2 by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994).

(C) This Agreement may only be varied by a document signed by each of the parties and expressed to be a variation to this Agreement.

31.      NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(B) Any such notice or other communication shall be addressed as provided in sub-clause (C) and, if so addressed, shall be deemed to have been duly given or made as follows:

         (i) if sent by personal delivery, upon delivery at the address of the relevant party;

         (ii) if sent by first-class post, two Business Days after the date of posting;

         (iii) if sent by airmail, five Business Days after the date of posting;

         (iv)     if sent by facsimile, when received,

         PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(C) The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to sub-clause (D), are:

     NAME OF PARTY                     ADDRESS                 FACSIMILE NUMBER
     -------------                     -------                 ----------------
Unilever Bestfoods UK           Unilever UK                  +44 (0)1932 261705
Limited                         Walton Court
                                Station Avenue
                                Walton-on-Thames
                                Surrey KT12 1UP

For the attention of:           UK General Counsel

With a copy to:

Unilever PLC                    Unilever House               +44 (0)20 7822 6108
                                Blackfriars
                                London
                                EC4P 4BQ

For the attention of:           Joint Secretary and
                                General Counsel

     NAME OF PARTY                     ADDRESS                 FACSIMILE NUMBER
     -------------                     -------                 ----------------
Premier Ambient                 Premier House                +44(0) 1727 815 982
Products (UK) Limited           Centrium Business Park
                                Griffiths Way
                                St. Albans
                                Herts
                                AL1 2RE

For the attention of:           Chief Executive and
                                Finance Director

With a copy to:

Weil, Gotshal &                 One South Place,             + 44 (0) 20 7903 0990
Manges                          London EC2M 2WG

For the attention of:           Michael Francies

(D) A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause (C) PROVIDED THAT such notification shall only be effective on:

         (i) the date specified in the notification as the date on which the change is to take place; or

         (ii) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

(E) For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

32.      ANNOUNCEMENTS

(A) Subject to sub-clause (B), no announcement concerning the sale or purchase of the Business Assets or any ancillary matter (other than the Press Announcements and any other announcements consistent therewith), shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

(B) Either party may make an announcement concerning the sale or purchase of the Business Assets or any ancillary matter if required by:

         (i)      the law of any relevant jurisdiction;

         (ii) any securities exchange or regulatory or governmental body to which either party or any holding company thereof is subject or submits, wherever situated

                  (including, without limitation, London Stock Exchange plc and the Amsterdam Stock Exchange), whether or not the requirement has the force of law,

         in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to the other party.

(C) The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

33.      CONFIDENTIALITY

(A)      Subject to sub-clause (B) and Clause 32 and without prejudice to Clause
         19(B):

         (i) each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

                           (a) the provisions or the subject matter of this Agreement or any document referred to herein; or

                           (b) the negotiations relating to this Agreement or any document referred to herein;

         (ii) the Purchaser shall treat, and shall procure that each other member of the Purchaser's Group treats, as strictly confidential all information received or obtained which relates to any retained business of the Seller's Group; and

         (iii) the Seller shall treat, and shall procure that each other member of the Seller's Group treats, as strictly confidential all information in which Business Confidentiality Rights subsist.

(B) Either party may disclose information which would otherwise be confidential if and to the extent:

         (i) that the information is in the public domain other than as a result of the breach or default of that party;

         (ii) required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

         (iii) required by any securities exchange or regulatory or governmental body to which either party or any holding company thereof is subject or submits, wherever situated (including, without limitation, London Stock Exchange plc, the Amsterdam Stock Exchange or any Tax Authority), whether or not the requirement for information has the force of law;

         (iv) that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party PROVIDED THAT such party shall be liable for any failure by its professional advisers, auditors and bankers to keep such information strictly confidential;

         (v) that the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

         (vi) it does so to a member of the Seller's Group (in the case of the Seller) or a member of the Purchaser's Group (in the case of the Purchaser) which accepts restrictions in the terms of this Clause; or

         (vii) required to enable that party to enforce its rights under this Agreement,

         PROVIDED THAT any such information disclosed pursuant to paragraph (i) or (ii) shall be disclosed (where practicable) only after notice to the other party.

(C) The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

(D) The confidentiality agreement set out in the letter dated 21 August, 2003 from the Seller to the Purchaser (and countersigned on behalf of the Purchaser on 21 August, 2003) is hereby terminated with effect from the date of this Agreement without prejudice to rights and liabilities of the parties which have accrued thereunder prior to such date.

34.      COSTS AND EXPENSES

(A) Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Business Assets and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

(B) Without prejudice to sub-clause (A) and except in relation to VAT (to which Clauses 3(C) and 12 and Schedule 11 shall apply) and as set out in sub-clause (C), all stamp, transfer, registration, sales and other similar Taxes, duties and charges and all notarial fees (if any) payable in connection with the sale or purchase of the Business Assets under this Agreement shall be paid by the Purchaser. Where there is a choice of methods of execution, the Seller shall consent to the use of such methods of execution as the Purchaser may reasonably request so as to minimise stamp, transfer and registration Taxes, duties and charges and notarial fees (if any) payable in connection with Completion.

(C) The Seller shall reimburse the Purchaser for any registry fees payable in connection with the recordal of the Trade Mark Assignments at the relevant patent and trade mark offices which would not have been payable but for the previous transfer of the relevant Business IPR pursuant to the assignment between Conopco, Inc. and Unilever PLC dated 1 July 2003 (a copy of which assignment is at tab F.2.1 of the Data
         Room).

35.      COUNTERPARTS

(A) This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

36.      INVALIDITY

         If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

         (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

         (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

37.      THIRD PARTY RIGHTS

(A) Clauses 13(F) and 13(G), paragraphs 4 and 5 of Schedule 9 and Schedule 10 confer a benefit on each Business Employee and, subject to the remaining provisions of this Clause, are intended to be enforceable by each Business Employee by virtue of the Contracts (Rights of Third Parties) Act 1999.

(B) Notwithstanding the provisions of sub-clause (A), this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Business Employee.

(C) In any proceedings by a Business Employee against the Purchaser to enforce the terms of any or all of Clauses 13(F) and 13(G), paragraphs 4 and 5 of Schedule 9 and Schedule 10, the Purchaser shall not be entitled to any defences or rights of set-off which would have been available had the Seller brought those proceedings.

(D) A Business Employee shall be entitled to enforce the terms of Clauses 13(F) and 13(G), paragraphs 4 and 5 of Schedule 9 and Schedule 10 by way of proceedings in the courts of England.

(E) The parties to this Agreement do not intend that any term of this Agreement, apart from Clauses 13(F) and 13(G), paragraphs 4 and 5 of
         Schedule 9 and Schedule 10 should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

38.      PURCHASER'S GROUP COMPANY OBLIGATIONS

(A) The Purchaser shall procure that any obligation which is expressed under this Agreement to be an obligation of any member of the Purchaser's Group be performed.

(B) The Purchaser hereby guarantees each liability of each member of the Purchaser's Group under this Agreement (including, without limitation, any liability to pay money) which the Purchaser agrees under the terms of this Agreement to discharge on behalf of that member of the Purchaser's Group.

39.      GOVERNING LAW

         This Agreement is governed by, and shall be construed in accordance with, English law.

40.      JURISDICTION

(A) The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

(B) Each party waives (and agrees not to raise) any objection on the ground of forum non conveniens or on any other ground to the taking of Proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

(C) Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

41.      LANGUAGE

         Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by any party to any other party under or in connection with this Agreement shall be in English.

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

                                   SCHEDULE 1
                                (INTERPRETATION)

1.       In this Agreement and the Schedules to it, unless otherwise specified:

"AGREED FORM"               means, in relation to any document, such document in
                            the form initialled for the purposes of
                            identification only by or on behalf of the Purchaser and the Seller;

"AGREED RATE"               means 2 per cent. above the base rate of National
                            Westminster Bank PLC from time to time;

"AMBROSIA LOGO"             means the logo set out in Part 2 of Attachment 4;

"AMBROSIA MARKS"            means the sign "AMBROSIA" and the Ambrosia Logo;

"APV PURCHASE AGREEMENT"    means the purchase agreement to be entered into
                            between the Seller and APV (UK) Limited, a draft copy of which is at E.1.3 of the Data Room;

"ASIA BUSINESS"             means the businesses as carried on at the date of
                            this Agreement by any member of the Seller's Group in and from Malaysia, India and Sri Lanka under the B&P Marks;

"ASSUMED LIABILITIES"       has the meaning given in Clause 10(B);

"ASSURANCE"                 means any warranty, representation, statement,
                            assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

"BONUS PLANS"               means the bonus plans operated by the Seller in
                            respect of the Business Employees, which are variable pay, pay for profitability and the Lifton site bonus plan;

"BOOKS AND RECORDS"         means all books and records owned by the Business
                            Sellers at Completion including, without limitation, all documents and other material, certificates, deeds and licences whether or not relating to Intellectual Property (including all forms of computer or machine readable material);

"B&P MARKS"                 means the sign "BROWN & POLSON";

"BUSINESS"                  means the Montana Business as carried on at the date
                            of this Agreement by the Seller's Group;

"BUSINESS ASSETS"           has the meaning given in Clause 2(A);

"BUSINESS CASH FLOAT"       means the cash held as petty cash by the Business
                            Sellers at the Business Properties for the purposes of the Business at Completion;

"BUSINESS CONFIDENTIALITY   means the Confidentiality Rights owned by any member
RIGHTS"                     of the Seller's Group which are used exclusively in
                            the Business;

"BUSINESS CLAIMS"           means the benefit of all rights, entitlements or
                            claims to which the Seller or any member of the Seller's Group is entitled arising directly or indirectly out of or in connection with the operation by the Seller or any member of the Seller's Group of the Business prior to Completion
                            (including under any warranty, condition, guarantee or indemnity under any of the Contracts or in respect of any policy of insurance, and including, for the avoidance of doubt, any claim against APV
                            (UK) Limited under the APV Purchase Agreement), excluding all rights, entitlements or claims in respect of the Excluded Contracts, Excluded
                            Liabilities or the Excluded Assets;

"BUSINESS DAY"              means a day (other than a Saturday or a Sunday) on
                            which banks are open for business in London;

"BUSINESS EMPLOYEES"        means the employees of the Business Sellers or other
                            members of the Seller's Group who are identified by position in Data Room document S.I.4.4. employed exclusively or substantially exclusively in relation to the Business at Completion or any of them
                            (subject to any changes made in accordance with Clause 5(A)), but excluding (i) any employees listed in Part 1 of Attachment 6 as "EXCLUDED EMPLOYEES" and (ii) the Seconded Employees;

"BUSINESS GOODWILL"         means all the goodwill of the Business Sellers in
                            relation to the Business together with the exclusive right for the Purchaser to carry on the Business in succession to the Business Sellers anywhere in the world;

"BUSINESS IPR"              means the Intellectual Property owned by any member
                            of the Seller's Group which is used exclusively in the Business but excluding the Excluded IPR;

"BUSINESS PLANT AND         means all the plant, fixed equipment, fixtures and
MACHINERY"                  fittings, moveable plant and machinery, tools and
                            equipment, engineering stores, other non-prudct related stocks and related work in progress and motor vehicles as referred to in Topic Area 290, Topics 15 and 35 of the Unilever Accounting Policy
                            Manual owned by the Business Sellers and used or to be used exclusively in the Business;

"BUSINESS PROPERTIES"       means the Immovable Property specified in Part B of
                            Schedule 8;

"BUSINESS SELLERS"          means the companies listed in column (2) of Schedule
                            6, each of which carries on part of the Business or holds Business Assets;

"BUSINESS STOCKS"           means all raw materials, packing materials and
                            consumables, stocks-in-process or finished stocks and goods for resale (wherever located and whether in the custody or possession of third parties and as classified and further detailed in Topic Area 550, Topics 10 to 45 of the Unilever Accounting Policy
                            Manual but excluding, for the avoidance of doubt, engineering stores and other non-product related stocks relating to the Business) beneficially owned by or on behalf of the Business Sellers (including items which, although subject to reservation of title by the relevant sellers, are under the control of the Business Sellers) and which have in any case been:

                            (A) physically allocated or separated for use exclusively in any part of the Business; or

                            (B) otherwise clearly identified (whether physically or by written reference agreed by the Seller and the Purchaser) as forming part or a fixed proportion of one or more sets, stores or consignments of such raw materials, consumables, stocks-in-process, finished stocks or goods or such fixed proportion of the same, being a proportion of the fungible contents of any tank or storage or dispensing vessel, as is in any case for the exclusive use of any part of the Business, in each case:

                                     (i)      for the purposes of the definition
                                              of "Completion Stocks Amount"
                                              only, at midnight on the day
                                              immediately preceding the
                                              Completion Date; and

                                     (ii)     for all other purposes, at
                                              Completion;

"COMPLETION"                means completion of the sale and purchase of the
                            Business Assets under this Agreement;

"COMPLETION DATE"           means 30 November 2003;

"COMPLETION STOCKS          means the aggregate value expressed in sterling of
AMOUNT"                     the Business Stocks to be calculated in accordance
                            with Schedule 5 as at midnight on the day immediately preceding the Completion Date and to be shown in the Completion Stocks Statement;

"COMPLETION STOCKS          means the completion stocks statement relating to
STATEMENT"                  the Montana Business prepared in accordance with
                            Clause 4 and Schedule 5 and in the format set out in Attachment 7;

"CONFIDENTIALITY RIGHTS"    means rights of confidence in information
                            (including, without limitation, know-how and trade secrets) and all rights or forms of protection of a similar nature or having equivalent similar effect to any of those which may subsist anywhere in the world;

"CONTRACTS"                 means all the contracts, arrangements and
                            engagements relating either exclusively to the Business or relating in part to the running of the Business (but then only to the extent that the same do so relate) to which any of the Business Sellers is (itself or through an agent) a party or the benefit of which is held in trust for or has been assigned to any of the Business Sellers as at Completion and which, in any case, are current or unperformed as at Completion or in respect of which any of the Business Sellers has any benefit, liability or obligation as at Completion, including the Supply Contracts but excluding in all cases the Excluded Contracts;

"DATA ROOM"                 means those documents referred to in the list in
                            Attachment 3;

"DESIGNATED PURCHASERS"     means the companies listed in Column (3) of Schedule
                            6, and "DESIGNATED PURCHASER" means any one of them;

"DISCLOSURE BUNDLE"         shall have the meaning given in the Disclosure
                            Letter;

"DISCLOSURE LETTER"         means the letter of the same date as this Agreement
                            written by the Seller to the Purchaser for the purposes of paragraph 10 of Schedule 4;

"DOMAIN NAME"               means the domain name Ambrosia.co.uk;

"DOMAIN NAME TRANSFER"      means the transfer of the Domain Name in the form
                            prescribed by the relevant domain name registry;

"DRAFT COMPLETION STOCKS    has the meaning given in Schedule 5;
STATEMENT"

"ENCUMBRANCE"               means any mortgage, charge, pledge, lien or other
                            security interest over or in respect of the use of the relevant assets;

"ENVIRONMENT"               means all, or any, of the following media, namely
                            the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media;

"ENVIRONMENTAL LAWS"        means all applicable statutes and subordinate
                            legislation and other international, national, federal, state and local laws, regulations, directives, orders, common law, codes of practice, guidance notes and the like having the force of law judicial decisions or regulatory orders or regulatory agreements to the extent that they relate to Environmental Matters;

"ENVIRONMENTAL MATTERS"     means:

                            (i)      pollution or contamination;

                            (ii) the disposal, release, spillage, deposit, escape, discharge, leak, emission, leaching or migration of Hazardous Materials or Waste;

                            (iii)    exposure of any person to Hazardous
                                     Materials or Waste;

                            (iv) the creation of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment; and

                            (v)      any other matters relating to the
                                     protection of the Environment arising out of the manufacturing, processing, treatment, storage, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Materials or Waste;

"ENVIRONMENTAL PERMIT"      means any licence, approval, authorisation,
                            permission, waiver, order or exemption issued or granted under Environmental Laws;

"ESCROW ACCOUNT"            means an interest bearing account to be established
                            with JP Morgan Chase Bank in the joint names of the Purchaser and the Seller;

"EXCESS"                    has the meaning given in Clause 4(B);

"EXCLUDED ASSETS"           has the meaning given in Clause 2(A);

"EXCLUDED BUSINESS"        means:

                           (i) the foodservice ambient desserts business in respect of the Retained Products carried on by any member of the Seller's Group (including the Business Sellers) in the United Kingdom and the Republic of Ireland under the Ambrosia Marks; and

                           (ii) the foodservice ambient desserts business carried on by any member of the Seller's Group (including the Business Sellers) in the Nordic Region under the Ambrosia Marks,

                           in each case, including the manufacture of products under the Ambrosia Marks in Europe only for each of those businesses, where "foodservice business" shall have the same meaning as set out in the definition of "Montana Business" below;

"EXCLUDED CONTRACTS"       means:

                           (i) all contracts with Business Employees (save that any loans from members of the Seller's Group to Business Employees shall be Contracts);

                           (ii) all contracts relating to the Business Properties which do not relate exclusively to the Business Properties;

                           (iii)    all contracts pursuant to which the
                                    promotion or advertising of the products manufactured in, for or on behalf of the Business is planned, arranged and/or carried out, excluding all design contracts exclusively relating to such products;

                           (iv) all contracts relating to computer hardware, software, networks and/or other information technology (whether embedded or otherwise) which relate, but not exclusively, to the Business;

                           (v) all warehouse management, supply or haulage contracts, arrangements or engagements which do not relate exclusively to the Business;

                           (vi) the Settlement Agreement (if executed prior to the Completion Date);

                           (vii) all contracts pursuant to which market research, sales data and/or other market information relating to the Business, or any of the products manufactured in, for or on behalf of the Business, is provided to any member of the Seller's Group (including the Business Sellers); and

                           (viii) all contracts in relation to the Excluded Assets;

"EXCLUDED IPR"             means:

                           (i) all Intellectual Property which subsists in any of the Unilever Marks;

                           (ii) all Intellectual Property which subsists in any of the Retained Marks; and

                           (iii) for the avoidance of doubt, all Intellectual Property subsisting in any of the B&P Marks in any territory other than in Australia, Gibraltar, Republic of Ireland, New Zealand and the United Kingdom;

"EXCLUDED LIABILITIES"     means (whether absolute, accrued, contingent, fixed
                           or otherwise, or whether due or to become due):

                           (a) all liabilities of the Seller or any Business Seller in respect of Taxation relating to or arising from their conduct of the Montana Business attributable to periods ended on or before Completion or in respect of any acts, events or occurrences occurring (or being deemed to have occurred) on or before Completion;

                           (b)      all Payables;

                           (c) save as disclosed by the Seller to the Purchaser prior to the date of this Agreement, all liabilities of the Seller or any Business Seller arising out of the material breach of any Contract by any member of the Seller's Group of which the Seller is aware as at the date of this Agreement, to the extent that such breach occurs from an act or omission on or prior to Completion;

                           (d) any amount of overrider payable by any member of the Seller's Group to Landmark Cash & Carry in respect of the period prior to Completion;

                           (e) any liabilities arising under the Settlement Agreement (as and when executed);

                           (f) save as disclosed by the Seller to the Purchaser prior to the date of this Agreement, any liability arising out of a material breach of law or regulation by the Seller or any Business Seller, or by any of the employees of the Business in circumstances where (and to the extent that) the Seller or any Business Seller is vicariously liable, in each case (i) on or prior to Completion and (ii) of which the Seller is aware as at the date of this Agreement;

                           (g) any liability arising from a claim by a Business Employee or any former employee of the Business to the extent that claim relates to the suffering of personal injury or illness by that individual and to the extent that personal injury or illness is attributable to the period prior to Completion during which that individual was employed in the Business or a member of the Seller's Group; and

                           (h) all liabilities arising under any Excluded Contract, Excluded Business, Excluded Asset or Excluded IPR.

"EXPERT"                   means:

                           (i) subject to (ii) below, a partner of at least 10 years' qualified experience at an independent firm of chartered accountants of international standing agreed by the parties or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of an Expert, selected by the President for the time being of the Institute of Chartered Accountants in England and Wales; and

                           (ii) in the case of any matter relating to Taxation, a leading tax counsel in the United Kingdom of at least 10 years' qualified experience agreed between the parties or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of an Expert, selected by the President of the Law Society of England and Wales;

"FINAL CASH                has the meaning given in Clause 3(B);
CONSIDERATION"

"FINANCIAL INFORMATION"    means the financial information in respect of the
                           Montana Business comprising statements of turnover, gross profit and profit before overheads of the Montana Business for the six months ended on the Reference Date and for the calendar year ended 31
                           December, 2002, as set out in Parts 1 and 2 respectively of Attachment 1, together with the notes set out in Part 3 of Attachment 1;

"HAZARDOUS MATERIAL"       means hazardous or toxic substances, pollutants or
                           contaminants, as defined by, or controlled or regulated under, applicable laws;

"ICTA 1988"                means the Income and Corporation Taxes Act 1988;

"IMMOVABLE PROPERTY"       means freehold and leasehold land and buildings or
                           other immovable property anywhere in the world;

"INDEMNIFIED PERSON"       has the meaning given in Clause 27(C);

"INDEMNIFYING PARTY"       has the meaning given in Clause 27(C);

"INFORMATION MEMORANDUM"   means the information memorandum in respect of the
                           Business dated September 2003 included at tab 1 of the Disclosure Bundle;

"INITIAL CASH              means (pound)105,000,000;
CONSIDERATION"

"INTELLECTUAL PROPERTY"    means patents, trade marks, service marks, rights in
                           designs, trade or business names, logos, copyrights
                           (including rights in computer software) and database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

"MATERIAL CONTRACT"        has the meaning given in paragraph 7(A) of Schedule
                           5;

"MONTANA BUSINESS"         means:

                           (i) the retail and foodservice ambient desserts business carried on by the Business Sellers or any member of the Seller's Group in and from the United Kingdom and the Republic of Ireland under the Ambrosia Marks, including the manufacture of products under the Ambrosia Marks (including those products listed at page 84 of the Information Memorandum);

                           (ii) the retail and foodservice ambient desserts and cornflour businesses carried on by the Business Sellers or any member of the Seller's Group in and from the United Kingdom and the Republic of Ireland under the B&P Marks (including the sale of those products listed at page 86 of the Information Memorandum);

                           (iii) the contract manufacture of own-label cornflour products by the Business Sellers for sale and distribution in the United Kingdom (including, for the avoidance of doubt, the contract manufacture of cornflour products under the sign "Finecook" for Kwik Save and Somerfield in the United Kingdom);

                           (iv) the contract manufacture of canned custard products under the sign "President's Choice" as carried on by the Business Sellers or any member of the Seller's Group at and from the Business Properties; and

                           (v) any other business carried on at and from the Business Properties,

                           but excluding the Excluded Business and the Asia Business,

                           where, in each of paragraphs (i) and (ii) above,

                           (1)      a "RETAIL BUSINESS" comprises the
                                    distribution and sale to customers of
                                    products under the marks concerned and
                                    through retail outlets, other than products intended primarily for consumption out-of-home; and

                           (2) a "FOODSERVICE BUSINESS" comprises the distribution and sale to customers of products under the marks concerned and intended primarily for out-of-home consumption;

"NORDIC REGION"            means the kingdom of Denmark (including, for the
                           avoidance of doubt, Greenland and the Faroe Islands), Finland, Iceland, Norway and Sweden;

"NORDIC PRODUCTS"          means as listed in Attachment 11;

"PAYABLES"                 means, in respect of each Business Seller, all trade
                           and other creditors accounts payable, other amounts owing, incurred or accrued for the purposes of the Business (including, without limitation, all book and other debts (including any overdraft or financial debt), credit notes issued, like amounts owed to companies in the Seller's Group and bills of exchange payable) in all cases whether or not then invoiced, accrued, due or payable or reflected in the Books and Records of the Business and which relate to, or have been incurred in, the period prior to midnight on the day immediately preceding the Completion Date and including any part of such amounts as relates to VAT;

"PAYER"                    has the meaning given in Clause 24(D);

"PERMITTED ENCUMBRANCES"   means:

                           (i) security interests arising in the ordinary course of business or by operation of law, security interests arising under sales contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of business and security interests for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty;

                           (ii) mortgages, charges, pledges, liens or other forms of security or encumbrance or equity which secure debt of less than (pound)50,000; and

                           (iii) non-exclusive licences of Intellectual Property or Confidentiality Rights (in each case not material to the Montana Business) entered into in relation to the Montana Business;

"PRE-COMPLETION"           means the date of delivery of certain documents into
                           escrow and the payment of monies into an Escrow
                           Account as set out in Schedule 2;

"PRE-COMPLETION DATE"      means 28 November 2003;

"PRESS ANNOUNCEMENTS"      means the press announcements to be issued by each of
                           the Seller and the Purchaser upon signature of this Agreement, each as set out in Attachment 8;

"PROCEEDINGS"              means any proceeding, suit or action arising out of
                           or in connection with this Agreement or any transaction contemplated hereby;

"PROPERTY TRANSFER"        means the transfer of the relevant Business Property
                           in the Agreed Form;

"PURCHASER'S ACCOUNTANTS"  means PricewaterhouseCoopers, of 1 Embankment Place,
                           London EC2N 6RH;

"PURCHASER'S BANK          means the sterling account designated by the
ACCOUNT"                   Purchaser to the Seller not less than two Business
                           Days prior to the due date for payment of any moneys by the Seller to the Purchaser pursuant to Clause 4 or paragraph 12 of Schedule 9;

"PURCHASER'S COMPLETION    has the meaning given in Clause 18(A);
DOCUMENTS"

"PURCHASER'S GROUP"        means the Purchaser and its subsidiaries (including
                           the Designated Purchasers) at the relevant time, and references to a "MEMBER" or "MEMBERS" of the Purchaser's Group shall be construed accordingly;

"PURCHASER'S SOLICITORS"   means Weil, Gotshal and Manges of One South Place,
                           London EC2M 2WG;

"RECEIVABLES"              means, in respect of each Business Seller,
                           debtors/accounts receivable for the purposes of the Business (including third party trade debtors, like amounts owed by companies in the Seller's Group, other debtors, accrued income and prepayments, each as detailed in Topic Area 220 of the Unilever
                           Accounting Policy Manual) in each case at midnight on the day immediately preceding the Completion Date and including such part of such amounts as relates to VAT;

"RECIPIENT"                has the meaning given in Clause 24(A);

"REFERENCE DATE"           means 30 June, 2003;

"REGULATIONS"              means the Transfer of Undertakings (Protection of
                           Employment) Regulations 1981;

"RETAINED MARKS"           means the signs set out in Part 2 of Attachment 5 and
                           any other sign which is similar thereto or which includes or consists thereof;

"RETAINED PRODUCTS"        means those products listed in Attachment 10;

"REVIEW PERIOD"            has the meaning given in paragraph 5 of Schedule 5;

"SECONDED EMPLOYEES"       means the persons whose names are set out in Part 2
                           of Attachment 6;

"SELLER CONFIDENTIAL       means all information which is not in the public
INFORMATION"               domain in whatever form held:

                           (i) relating to any member of the Seller's Group or the business or assets of any such member (other than to the extent that it relates to the Business);

                           (ii) supplied by or on behalf of any member of the Seller's Group to any member of the Purchaser's Group; or

                           (iii) supplied in confidence to any member of the Seller's Group by any third party,

                           and, for the avoidance of doubt, shall include the Unilever Manuals and Policy Documents;

"SELLER'S ACCOUNTANTS"     means PricewaterhouseCoopers of 1 Embankment Place,
                           London EC2N 6RH;

"SELLER'S BANK ACCOUNT"    means the sterling account designated by the Seller
                           to the Purchaser not less than two Business Days prior to the date for payment of any moneys by the Purchaser to the Seller pursuant to Clause 4;

"SELLER'S COMPLETION       has the meaning given in paragraph 1 of Schedule 3;
DOCUMENTS"

"SELLER'S GROUP"           means the Seller, Unilever N.V., Unilever PLC and
                           their respective subsidiaries at the relevant time, and references to a "MEMBER" or "MEMBERS" of the Seller's Group shall be construed accordingly;

"SENIOR EMPLOYEES"         means those Business Employees listed in Part 4 of
                           Attachment 6;

"SENIOR SELLER'S GROUP     means any Seconded Employee or any employee of any
EMPLOYEE"                  member of the Seller's Group (other than any Business
                           Employee) who at any time is involved in, or has dealings with, the Montana Business in respect of the provision of services to the Montana Business pursuant to the provisions of the Transitional
                           Services Agreement;

"SERVICE DOCUMENT"         means a claim form, summons, order, judgment or other
                           document issued in connection with any Proceedings;

"SETTLEMENT AGREEMENT"     means the settlement agreement to be entered into
                           between the Seller and APV (UK) Limited, a draft copy of which is at tab E.1.4 of the Data Room;

"SHORTFALL"                has the meaning given in Clause 4(C);

"SITE"                     means:

                           (i) any site owned or occupied at or prior to Completion by any member of the Seller's Group in relation to the Business and used or formerly used in relation to the Business by a member of the Seller's Group for the manufacture by such person of products; and

                           (ii) any site to which Hazardous Materials generated by any member of the Seller's Group in relation to the Business have been sent for recovery, treatment or disposal at or prior to Completion;

"SO FAR AS THE SELLER IS   means so far as is within the actual knowledge of
AWARE"                     James Bruce, Emma Tait, Tony Symons, Alison Cousin,
                           David Beardmore, Pamela Carroll, Steve Pretty, Louise
                           Sawtelle and Lysanne Gray (in relation to any matters), Brian Chapman (in relation to Tax matters) and Chris Tripp (in relation to pensions matters), and all other phrases in this Agreement relating to the knowledge, information and belief or awareness of the Seller shall be construed as a reference to "SO
                           FAR AS THE SELLER IS AWARE" as so defined; and where a Warranty is qualified by the expression "so far as the Seller is aware", that Warranty shall be deemed to include an additional statement that it has been made after all reasonable enquiries of the foregoing persons (save as expressly limited above in respect of Brian Chapman and Chris Tripp);

"SUPPLY AGREEMENTS"        means (i) the supply agreement between the Seller and
                           Unilever Bestfoods France effective as of 1 January
                           2003 relating to the supply of cornflour products by Unilever Bestfoods France to the Seller (a copy of which is included at tab C.6.5 of the Data Room), and
                           (ii) that part of the supply agreement between the Seller and Unilever Bestfoods Deutschland GmbH effective as of 1 January 2003 that relates to the supply of cornflour products by Unilever Bestfoods
                           Deutschland GmbH to the Seller (a copy of which is included at tab S.C.6.1 of the Data Room);

"TARGET STOCKS AMOUNT"     means (pound)5,627,000;

"TAX" OR "TAXATION"        means all taxes, levies, duties, imposts, charges and
                           withholdings of any nature whatsoever, together with all penalties, fines, charges and interest relating to any of them;

"TAX AUTHORITY"            means any taxing or other authority (anywhere in the
                           world) competent to impose any liability to assess or collect Tax;

"TAX CREDIT"               has the meaning given in Clause 24(D);

"TAX PAYMENT"              has the meaning given in Clause 24(D);

"TAX WARRANTIES"           means the Warranties set out in paragraph 20 of
                           Schedule 3;

"THIRD PARTY CLAIM"        has the meaning given in Clause 27(C);

"TRADE MARK ASSIGNMENTS"   means the assignments in respect of the registered
                           Business IPR (and any applications to register any Business IPR) in the Agreed Form;

"TRANSITIONAL SERVICES     means the transitional services agreement in the
AGREEMENT"                 Agreed Form;

"UK BUSINESS ASSETS"       means any Business Assets located in the United
                           Kingdom at the date of this Agreement;

"UNILEVER ACCOUNTING       means the Unilever Accounting Policy Manual which
POLICY MANUAL"             forms Attachment 2;

"UNILEVER MANUALS AND      means the Seller's Group's financial and management
POLICY DOCUMENTS"          procedures manuals and other documents which are in
                           the possession or under the control of the Business or any of the Business Employees or are otherwise used in the operation of the Business;

"UNILEVER MARKS"           means the signs set out in Part 1 of Attachment 5 and
                           any other sign which is similar thereto, or which includes or consists thereof;

"VAT" means the tax imposed by the Sixth Council Directive of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and, in particular, in relation to the United Kingdom, the tax imposed by the VATA 1994 and legislation supplemental thereto;

"VATA 1994"                means the Value Added Tax Act 1994 of the United
                           Kingdom;

"VENDOR DUE DILIGENCE      means the draft due diligence report on the Business
REPORT"                    dated 1 October 2003 prepared on behalf of the Seller
                           by Ernst & Young LLP, a copy of which is at tab 2 of the Disclosure Bundle;

"WARRANTIES"               means the warranties set out in Schedule 3;

"WASTE" means any waste including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value; and

"WORKING HOURS"            means 9.30 a.m. to 5.30 p.m. (local time) on a
                           Business Day.

2.       In this Agreement and the Schedules to it, unless otherwise specified:

(A) references to Clauses, sub-clauses, Schedules and Attachments are to Clauses and sub-clauses of, and Schedules and Attachments to, this Agreement;

(B) a reference to a sub-clause is to a sub-clause of the Clause in which such reference appears, to a paragraph is to a paragraph of the sub-clause or Schedule (as the case may be) in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

(C) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted, except to the extent that the Seller's or the Purchaser's liability would be increased as a result of such amendment, modification or re-enactment;

(D) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(E) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(F) a company is a "SUBSIDIARY" of another company (its "HOLDING COMPANY") if that other company, directly or indirectly, through one or more subsidiaries:

         (i)      holds a majority of the voting rights in it; or

         (ii) is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

         (iii) is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

(G) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)      references to times of the day are to London time;

(I) headings are for convenience only and do not affect the interpretation of this Agreement;

(J) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(K) where it is necessary to determine whether a monetary limit or threshold set out in paragraph 1 of Schedule 4 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than sterling, the value of each such claim shall be translated into sterling at the spot rate of exchange (closing mid-point) on the date of receipt by the Seller of written notification from the Purchaser in accordance with paragraph 2 of Schedule 4 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day as published in the London edition of The Financial Times first published thereafter or, where no such rate of exchange is published on that date, the rate quoted by Citibank N.A. as at the close of business in London on that date;

(L) references to "INDEMNIFY" and "INDEMNIFYING" any person against any circumstances shall mean indemnifying and keeping that person harmless, on an after-Tax basis, from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, loss, damages and all reasonable payments, costs and expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance and:

         (i) the provisions of Clause 27(C) to (F) shall apply to such indemnification;

         (ii) references to the Purchaser indemnifying each member of the Seller's Group or relevant Business Sellers shall constitute undertakings by the Purchaser to the Seller for itself and on behalf of each other member of the Seller's Group; and

         (iii) references to the Seller indemnifying each member of the Purchaser's Group shall constitute undertakings by the Seller to the Purchaser for itself and on behalf of each other member of the Purchaser's Group;

(M)      references to the singular shall include the plural and vice versa;

(N) references to "STERLING" or "(POUND)" are to the lawful currency of the United Kingdom; and

(O)      each of the Attachments shall be in an Agreed Form.

                                   SCHEDULE 2
                            (COMPLETION ARRANGEMENTS)

1.       SELLER'S OBLIGATIONS

         At Pre-Completion the Seller shall deliver to the Purchaser's Solicitors the following documents on the basis that such documents shall be held in escrow and shall be held to the order of the Seller until 1.00 p.m. on the Completion Date at which time such documents shall be deemed to be delivered and held to the order of the Purchaser:

         (i) a copy of the minutes of a duly held meeting of the directors of the Seller (or of a duly constituted committee thereof) authorising the execution by the Seller of this Agreement and of the Seller's Completion Documents to which the Seller is a party and, in the case where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

         (ii) counterparts of the Trade Mark Assignments and the Domain Name Transfer duly executed by the Seller and/or the relevant members of the Seller's Group;

         (iii) a Property Transfer for each Business Property pursuant to, and subject to, the provisions of Schedule 8; and

         (iv) a counterpart of the Transitional Services Agreement, duly executed on behalf of the Seller.

         At Completion, the Seller shall procure that all land or title certificates, title deeds or other documents relating to the Business Properties are either delivered to the Purchaser or are held to the order of the Purchaser.

2.       PURCHASER'S OBLIGATIONS

         At Pre-Completion the Purchaser shall deliver to the Seller's Solicitors the following documents on the basis that such documents shall be held in escrow and shall be held to the order of the Purchaser until 1.00 p.m. on the Completion Date at which time such documents shall be deemed to be delivered and held to the order of the Seller:

         (a) a copy of the minutes of a duly held meeting of the directors of the Purchaser (or of a duly constituted committee thereof) authorising the execution by the Purchaser of this Agreement and the Purchaser's Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

         (b) counterparts of the Trade Mark Assignments duly executed by the Purchaser and/or the relevant members of the Purchaser's Group;

         (d) a receipt acknowledging delivery of all documents required to be delivered at Pre-Completion by the Seller pursuant to this Schedule to the Purchaser's Solicitors as described above; and

         (e) a counterpart of the Transitional Services Agreement, duly executed on behalf of the Purchaser.

3.       GENERAL PROVISION IN RELATION TO THE BUSINESS ASSETS

         At Completion (or as soon as reasonably practicable thereafter) the Business Sellers shall deliver to the Purchaser all the Business Assets which are capable of transfer by delivery (other than any Books and Records which shall be delivered to the Purchaser in accordance with Clause 23), with the intent that title in such Business Assets shall pass by and upon such delivery.

                                   SCHEDULE 3
                                (THE WARRANTIES)

1.       CAPACITY OF THE SELLER

(A) The Seller has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be delivered by the Seller at Completion (the "SELLER'S COMPLETION DOCUMENTS").

(B) This Agreement constitutes and the Seller's Completion Documents will, when delivered by the Seller, constitute binding obligations of the Seller in accordance with their respective terms.

(C) The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the Seller's Completion Documents will not:

         (i) result in a breach of any provision of the memorandum or articles of association of the Seller;

         (ii) result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this Agreement;

         (iii) so far as the Seller is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this Agreement; or

         (iv) save as contemplated by this Agreement, require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect where failure to obtain such consent or approval, give such notice or make such registration is material in the context of the transactions contemplated by this Agreement.

2.       AGREEMENTS BETWEEN THE SELLER'S GROUP AND THE BUSINESS

         No contract or agreement which is other than on arm's length terms is outstanding between any Business Seller, in relation to the Business, and any member of the Seller's Group (other than the Business Sellers).

3.       OWNERSHIP AND SUFFICIENCY OF BUSINESS ASSETS

(A) Each of the material Business Assets is owned both legally and beneficially by a Business Seller (except for assets which have been sold subject to retention of title and assets which are leased or subject to hire purchase arrangements where the lease or hire purchase payment is less than (pound)50,000 per year) and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of business, in the possession of a Business Seller or another member of the Seller's Group.

(B) The Business Assets, the Excluded Assets and the Excluded Contracts, together with such other facilities and services which are to be provided to the Purchaser and/or to other members of the Purchaser's Group pursuant to the Transitional Services Agreement, comprise all the assets used by the Business Sellers or members of the Seller's Group to operate the Business.

4.       ENCUMBRANCES

         Save for Permitted Encumbrances, no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the whole or any part of the Business Assets is outstanding and, save in relation to Permitted Encumbrances, no agreement or commitment has been entered into by any of the Business Sellers or any other member of the Seller's Group to give or create any.

5.       FINANCIAL INFORMATION

(A) The Financial Information was, save as otherwise specified in Part 3 of Attachment 1, prepared in all material respects in accordance with the accounting policies and practices set out in the Unilever Accounting Policy Manual. On that basis, and subject as described in the Financial Information, (i) the Financial Information in respect of the Montana Business set out in Part 1 of Attachment 1 shows respectively, in all material respects, a true complete and accurate view of the turnover, gross profit and profit before overheads of the Montana Business for the six months ended on the Reference Date, and (ii) the Financial Information in respect of the Montana Business set out in Part 2 of Attachment 1 shows respectively, in all material respects, a true, complete and accurate view of the turnover, gross profit and profit before overheads of the Montana Business for the twelve months ended on 31 December 2002.

(B) The Financial Information set out in Part 1 of Attachment 1 and relating to the six months ended on the Reference Date was, save as specified in Attachment 1, prepared on bases and in accordance with policies, principles, procedures and practices consistent in all material respects with those applied in relation to the Financial Information set out in Part 2 of Attachment 1 and relating to the year ended 31 December, 2002.

(C) The Financial Information does not include any turnover, group profit and profit before overheads relating to the Excluded Business.

         For the purposes of this paragraph 5, where any Warranty (or part thereof) is qualified by reference to the phrase "in all material respects", such reference shall be construed in accordance with the concept of materiality which would be applicable if the Financial Information were to have been prepared in accordance with UK GAAP.

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                                       62

6.       EVENTS SINCE THE REFERENCE DATE

         Since the Reference Date:

         (i) there has been no material adverse change in the financial position of the Montana Business taken as a whole; and

         (ii) the Montana Business has in all material respects been carried on in the ordinary course.

7.       CONTRACTS

(A)      No Contract:

         (i) both calls for payments by the relevant Business Seller (in relation to the Business) in excess of (pound)100,000 in any one year and is not terminable by or on behalf of such Business Seller by notice of 12 months or less (excluding purchase or sales orders for stocks placed in the ordinary course of business);

         (ii)     is material and has an unexpired term of two years or more; or

         (iii) is material and can be terminated by any party thereto (other than a Business Seller, an agent or a Business Seller or a person holding the benefit of a contract for a Business Seller) in the event of the disposal of all or a substantial part of the Business by the Business Seller.

         (iv) restricts the Seller from carrying on the Business in any part of the world; or

         (v) is a joint venture agreement under which the Seller, in relation to the Business, is to participate with any other person in any business,

         (any such contract being a "MATERIAL CONTRACT").

(B) Details of the top four current agreements for the supply of milk (in terms of volume contracted to the supplied to the Seller (in relation to the Business)) to which the Seller (in relation to the Business) is a party are set out in the Disclosure Letter.

(C) So far as the Seller is aware, no Business Seller (in relation to the Business) is in breach of any material term of any of the Contracts referred to in sub-paragraphs (A) or (B) nor, so far as the Seller is aware, is any other party to any such contracts.

(D) There are no outstanding Contracts under which any Business Seller (in relation to the Business) has made any loan to any person (other than trade credit in the ordinary course of business or any loan to any Business Employee).

(E) Copies of all Material Contracts or all material details thereof have been set out in the Data Room. There is no offer, tender or other prospective contract outstanding in respect of the Business which is capable of being converted into a Material Contract solely by virtue of an acceptance or other act of a third party.

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                                       63

8.       POWERS OF ATTORNEY

         None of the Business Sellers has given, in relation to the Business, during the last three years, any power of attorney, proxy or similar authority (other than to an officer of the Business Seller, a Business Employee or a patent or trade mark agent, in each case in the ordinary course of its respective business) which is still outstanding.

9.       GRANTS AND ALLOWANCES

         None of the Business Sellers has received, in relation to the Business, any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last three years which is currently repayable as a result of any act or failure to act by the relevant Business Seller or which would be repayable as a result of the sale of the Business Assets to the Purchaser.

10.      SUBSTANTIAL DEPENDENCE

         Since 1 January 2003 no person has purchased from or sold to the Montana Business more than 5 per cent. of the aggregate amount of all sales or purchases made by the Montana Business during such period (each, a "MATERIAL CUSTOMER" or a "MATERIAL SUPPLIER").

11.      CONSENTS AND LICENCES

         All governmental and quasi-governmental licences, consents and permissions and approvals (other than Environmental Permits and licences, consents, permissions and approvals relating to the Business Properties), the absence of which would have a material adverse effect, required for the carrying on of any part of the Montana Business have been obtained and, so far as the Seller is aware, there is no circumstance which indicates that any such licence, consent, permission or approval is likely to be revoked.

12.      LITIGATION

(A) No Business Seller (in relation to the Business) is engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise.

(B) No such litigation or arbitration, administrative or criminal proceedings as are referred to in sub-paragraph (A) are pending nor, so far as the Seller is aware, threatened.

13.      DELINQUENT AND WRONGFUL ACTS

(A) No Business Seller (in relation to the Business) has committed any criminal or illegal act which would have a material adverse effect on the Montana Business.

(B) No Business Seller (in relation to the Business) has received notification during the last three years that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency in respect of the business or affairs of the Business which would have a material adverse effect.

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                                       64

(C) No material dispute exists between the Business Seller (in respect of the Business) and any Material Customer or Material Supplier.

14.      BUSINESS PROPERTIES

(A) The Business Properties are each legally and beneficially owned by a Business Seller and are the only land and buildings owned, used or occupied in connection with the Business.

(B) Neither of the Business Properties is subject to any sub-lease, tenancy or right of occupation which has a material adverse effect on the use or enjoyment of the relevant Business Property for its current use.

(C) So far as the Seller is aware, no written notices have been received by the Business Seller shown in Schedule 8 as the owner of either Business Property which would materially interfere with the use of the relevant Business Property for its current use whether from a local authority or any other body or person.

(D) So far as the Seller is aware, and except for Permitted Encumbrances, there is no mortgage, charge or lien affecting either Business Property.

(E) The current use of each Business Property is a lawful use for the purposes of town and country planning legislation.

(F) So far as the Seller is aware, there are no outstanding litigation, material disputes or material claims affecting the Business Properties (or either of them).

(G) All covenants, restrictions, stipulations and other encumbrances affecting the Business Properties have been performed in all material respects.

(H) All buildings and structures on the Business Properties are in a sufficient state of repair and condition for the purposes of carrying on the Business.

(I) So far as the Seller is aware, the Business Properties have not been affected by flooding nor have suffered from subsidence building or drainage defects within the past 5 years.

15.      ENVIRONMENT AND HEALTH AND SAFETY

(A) Each Business Seller (in relation to the Business and the Business Assets) has complied with Environmental Laws and/or laws relating to the health and safety of employees (for the avoidance of doubt, to the extent in force and legally binding on the relevant Business Seller on or prior to the date of this Agreement) at all times during the period of three years prior to the date of this Agreement (the "RELEVANT PERIOD").

(B) Each Business Seller (in relation to the Business and the Business Assets) has at all times during the Relevant Period held all Environmental Permits which are necessary under Environmental Laws for the purpose of carrying on the Business as at the date of this Agreement and each Business Seller (in relation to the Business) has at all times

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                                       65

         during the Relevant Period been in compliance in all material respects with all terms and conditions of all such Environmental Permits.

(C) So far as the Seller is aware, there are no conditions, facts or circumstances which are likely to give rise to any material revocation, suspension or any withdrawal or non-renewal of any Environmental Permit held at the date of this Agreement by a Business Seller (in relation to the Business and Business Assets) or material amendment or variation to such permit (not including, for the avoidance of doubt, any matters relating to the Pollution, Prevention and Control Act 1999).

(D) None of the Business Sellers (in relation to the Business and the Business Assets) has received any notification of any claim, suit, proceeding, investigation or enquiry by any relevant authority or third party in respect of any breach of any Environmental Laws or pollution or contamination of soil or groundwater which could reasonably be expected to give rise or is likely to give rise to a liability under Environmental Law in force on or before the date of this Agreement ("CURRENT ENVIRONMENTAL LAW") and, so far as the Seller is aware, there are no circumstances likely to give rise to any such claim, suit, proceeding, investigation or inquiry by any relevant authority or third party under Current Environmental Law or any requirement by any regulatory authority to perform remedial works under such law.

(E) So far as the Seller is aware, all material reports prepared for or on behalf of any of the Business Sellers during the Relevant Period in relation to asbestos (not including, for the avoidance of doubt, any certification or other documentation produced by the relevant asbestos contractor or specialist in connection with the removal or other remediation of any asbestos identified at the Business Property by any report which has been disclosed) and/or health and safety of employees and/or pollution of soil or groundwater at or from either of the Business Properties have been disclosed to the Purchaser.

16.      INTELLECTUAL PROPERTY

(A) Details of all registered Business IPR (and applications therefor) are set out in Part 1 of Attachment 4 .

(B) All renewal, maintenance and other official registry fees due at the date of this Agreement in respect of the rights disclosed pursuant to sub-paragraph (A) have been paid and none of the registered Business IPR set out in Part 1 of Attachment 4 has been allowed to lapse.

(C) Details of all licences of Intellectual Property or Confidentiality Rights granted to or by any Business Seller in relation to the Business which, in each case, is material to the on-going operations of the Business are disclosed in the Disclosure Letter.

(D) So far as the Seller is aware, none of the Business Sellers is in breach of any licence referred to in sub-paragraph (C).

(E) The Seller is not aware that any of the activities of the Montana Business make unauthorised use of or infringe any Intellectual Property or Confidentiality Rights or

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                                       66

         moral rights owned by any third party where such unauthorised use or infringement would have a material adverse effect on the Business.

(F) The Seller is not aware of any unauthorised use or infringement by any person of any Business IPR or Business Confidentiality Rights where such unauthorised use or infringement would have a material adverse effect on the Business.

(G) So far as the Seller is aware, the registered Business IPR is free from all Encumbrances other than licences.

(H) The Seller or a member of the Seller's Group is the sole owner of all unregistered Business IPR.

(I) The Domain Name is the only domain name registered by a member of the Seller's Group which is used exclusively in the Business and all renewal fees due as at the date of this Agreement in respect of such domain name have been paid.

17.      COMPETITION AND TRADE REGULATION LAW

(A) So far as the Seller is aware, none of the Business Sellers (in relation to the Business) is or has been a party to any agreement, arrangement, concerted practice or course of conduct which infringes
         Article 81 or 82 (formerly Articles 85 and 86 respectively) of the Treaty Establishing the European Community or any other competition or similar legislation in any jurisdiction in which Business is conducted where such infringement is likely to have a material adverse effect on the Business.

(B) None of the Business Sellers (in relation to the Business) is or has been a party to any agreement or arrangement or been involved in any business practice in respect of which an undertaking has been given by or an order made against or in relation to it pursuant to any competition or similar legislation in any jurisdiction in which it carries on business (including (without limitation) Article 81 or 82 (formerly Articles 85 and 86 respectively) of the Treaty Establishing the European Community) where such undertaking or order is likely to have a material adverse effect on the Business.

(C) None of the Business Sellers (in relation to the Business) is or, at any time in the last three years, has been a party to any agreement or arrangement or been involved in any business practice in respect of which:

         (i) any request for information, statement of objections or similar matter has been received from any court, tribunal, governmental, national or supra-national authority; or

         (ii) an application for negative clearance or exemption has been made to the European Commission.

18.      EMPLOYMENT

(A) A list of the Business Employees specifying the identity of their employer and annual basic pay of each of the Business Employees, the age and length of service of each of

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                                       67

         the Business Employees (unless otherwise stated) are set out in Data Room documents I.1.1 (for employer) and S.I.4.4 (as at 29th October,
         2003) and are accurate in all material respects as at that date.

(B) So far as the Seller is aware, there is no material dispute relating to Business Employees between any of the Business Sellers and any trade union, works council or other organisation formed for a similar purpose existing, pending or threatened in writing to any of the Business Sellers and there is no material collective bargaining agreement (whether binding or not) applicable to any Business Employees to which any of the Business Sellers is a party.

(C) Summary details of the material terms and conditions of employment of the Business Employees and the forms of the contracts of employment of the Senior Employees are contained or referred to in the Disclosure Letter.

(D) The Disclosure Letter contains full details of any share option or share schemes, profit sharing, incentive and bonus arrangements in which any Business Employee participates.

(E) No proposal, assurance or commitment has been communicated to any person regarding any material change to his terms of employment or the introduction, increase or improvement of any material benefit which as at the date of this Agreement has not been made effective.

19.      INSURANCES

(A) Details of the insurance policies in respect of which any member of the Seller's Group (in relation to the Montana Business) has an interest are set out in the Disclosure Letter.

(B) All premiums due and payable in respect of such insurances have been paid.

20       TAX

(A) There are no Business Assets to which the provisions of Part XV Value Added Tax Regulations 1995 (Adjustments to the Deduction of Input Tax on Capital Items) apply.

(B) No election has been made nor will before Completion be made pursuant to paragraph 2 of Schedule 10 to VATA 1994 in relation to any of the Business Assets or any part of any of them.

(C) The amount of Tax chargeable on the Seller in respect of the Business during any accounting period ending on or within six years before the Reference Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority, including (but without limitation) the Inland Revenue and H.M. Customs & Excise.

(D) The Business Sellers have not provided to any employee or ex-employee employed in connection with the Business, or to any officer or ex-officer appointed in connection with the Business or the Business Assets any securities or interest in securities in respect of

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                                       68

         which the Purchaser will or would, if any prescribed circumstances arise, be required on or after Completion to operate PAYE or pay or account for any national insurance contributions by virtue of Chapters 2-5 inclusive of Part 7 of the Income Tax (Earnings and Pensions) Act 2003.

(E) All documents in the possession or under the control of the Business Sellers which establish or are necessary to establish the title of the Business Sellers to the Business Assets have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought in to the United Kingdom.

(F) Neither of the Business Properties falls within paragraph (a) of item 1 of group 1 of Schedule 9 to the VATA 1994.

21.      PENSIONS

For the purposes of this paragraph 21, "Relevant Employees" and "UPF" shall each have the meaning given in Schedule 9.

(A)      Save in respect of:

         (i)      the UPF;

         (ii)     the UK state scheme;

         (iii) any arrangement the sole purpose of which is to provide benefits on injury or death; and

         (iv) any arrangement which only provides death benefits secured by an insurance policy,

         no member of the Seller's Group (in this paragraph 21, the "EMPLOYER"):

         (a)      has any obligation (whether legally binding or not) to:

                  (1)      pay any pension; or

                  (2) make any other payment on or after retirement or death; or

                  (3) otherwise to provide "relevant benefits" (within the meaning of Section 612 of ICTA),

                  to, or in respect of, any Business Employee (or spouse or dependant of any of them) such Business Employee; and

         (b) is a party to or obligated to contribute to any scheme or arrangement having as its purpose, or one of its purposes, the making of any such payments or the

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                                       69

                  provision of any such benefits to, or in respect of, any Business Employee (or spouse or dependant of any of them).

(B) Full details of the UPF insofar as it relates to the Relevant Employees are comprised in the Data Room and up-to-date and complete copies of the following documents are comprised in the Data Room:

         (i) the trust deeds and announcements (to the extent not already reflected in the trust deed) currently governing the UPF and a copy of the latest trustee report and accounts and actuarial valuation; and

         (ii)     a full list of Relevant Employees as at 29th October, 2003.

(C) The UPF is an "exempt approved scheme" (within the meaning of Chapter I of Part XIV of ICTA) and has, in relation to the Business Employees, at all times complied with and been administered in all material respects in accordance with all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme or of the National Insurance Contributions Office on behalf of the Inland Revenue for continued eligibility for contracting-out of the UK state scheme and of trust law. So far as the Seller is aware, there is no reason why approval of the UPF by the Board of Inland Revenue should be withdrawn.

(D) There is no established practice in relation to the exercise of discretion under the UPF to provide benefits to or in respect of the Relevant Employees other than in accordance with the Relevant Employees' or their dependants' entitlements under the UPF.

(E) There is no dispute with regard to the benefits payable under the UPF to or in respect of any Business Employee which is material in the context of the total liabilities in respect of the pre-Completion pensionable service of the Business Employees and no legal proceedings by or against the trustees of the UPF in their capacity as such in respect of such benefits are pending, threatened or expected and so far as the Seller is aware there is no fact or circumstance likely to give rise to such proceedings.

(F) The information contained in S.I.4.4 was accurate in all material respects as at 29 October 2003.

(G) No undertaking or assurance has been given to all or any of the Relevant Employees as to the continuance, introduction, increase or improvement of any retirement, death or disability benefits.

(H) The copies of Data Room documents I.24.2, I.25.1, I.26.1, I.28.1, I.7.1, I.7.2, I.8.1, I.8.2 and I.15.1 are true and complete.

22.      INSOLVENCY

(A) No order has been made and no resolution has been passed for the winding up of the Seller, or any of the Business Sellers or for a provisional liquidator to be appointed in respect of the Seller or any of the Business Sellers and no petition has been presented

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                                       70

         and no meeting has been convened for the purpose of winding up the Seller or any of the Business Sellers.

(B) No administration order has been made and no petition for such an order has been presented in respect of the Seller or any of the Business Sellers.

(C) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Seller or any of the Business Sellers or in respect of all or any of their assets.

(D) Neither the Seller nor any of the Business Sellers is unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986, or has generally stopped paying its debts as they fall due.

(E) No voluntary arrangement under section 1 of the Insolvency Act 1986 or composition in satisfaction of the debts of the Seller or any of the Business Sellers has been proposed.

(F) No event analogous to any of the foregoing has occurred in relation to any Business Seller incorporated outside England and Wales.

23.      COMPLIANCE WITH LAWS

         Save where any such non-compliance would not have a material adverse effect on the Business, the Seller and the Business Sellers have conducted the Business in compliance with all applicable laws.

24.      PRODUCT LIABILITY

         No member of the Seller's Group has any product liability (including liability for defective labelling on packaging) in respect of any product of the Montana Business manufactured and sold at any time prior to Completion other than any such product liability consistent with the normal level of returns of the Montana Business in the three years immediately preceding the date of this Agreement.
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                                       71

                                   SCHEDULE 4
                           (LIMITATIONS ON LIABILITY)

1.       LIMITATION ON QUANTUM AND GENERAL

(A) Except in relation to the Warranties in paragraphs 1 and 4 of Schedule 3, the Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim:

         (i)      for less than (pound)100,000; or

         (ii) unless and until the aggregate amount of all such claims (taking no account of those referred to in paragraph (i) above) exceeds (pound)2,000,000, in which event the Seller shall be liable for the excess of such claim above that amount only and not for the whole amount,

         PROVIDED THAT in applying this sub-paragraph (A) so as to limit the liability of the Seller, any Warranty that is qualified as to materiality in any way shall be deemed not to be so qualified such that, though in order for any matter, event or circumstance to give rise to the breach of any such Warranty, the matter, event or circumstances giving rise to such breach must meet the appropriate level of materiality as set out in the Warranty, if such materiality threshold is met the relevant amount of the claim for the purposes of applying sub-paragraph (A) shall be the total amount of such claim and not solely that portion of the amount which may be deemed to be in excess of the relevant materiality threshold.

(B) The total aggregate liability of the Seller under the Warranties shall not in any event exceed(pound)35,000,000.

(C) The Purchaser shall be entitled to claim for loss of profit which is a direct and natural consequence of the breach of any Warranty but shall not be entitled to claim for any consequential loss (including indirect or consequential loss of profit) or punitive damages.

(D) Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

2.       TIME LIMITS FOR BRINGING CLAIMS

         No claim shall be brought against the Seller in respect of any of the Warranties unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and if then ascertainable the amount claimed in respect thereof (detailing the Purchaser's calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchaser's Group):

         (i) subject to sub-paragraph (ii), on or before the date falling 18 months after the Completion Date; or

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                                       72

         (ii) in respect of any claims under the Tax Warranties, on or before the seventh anniversary of the Completion Date;

         PROVIDED THAT the liability of the Seller in respect of such claim shall absolutely terminate (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the date referred to in paragraph (i) or (ii) above and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller except, provided in each case that the Purchaser has given the notice required by the first sentence of this paragraph 2:

         (i) in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case the six month period shall commence on the date that the contingent liability ceases to be contingent or the liability is capable of being quantified; or

         (ii) in the case of a claim where the Purchaser has a corresponding claim against an insurer or a corresponding entitlement to recovery from some other person, in which case the six month period shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined.

3.       CONDUCT OF LITIGATION

(A) Upon the Purchaser or any member of the Purchaser's Group becoming aware of any claim, action or demand against it which is likely to give rise to any claim in respect of any of the Warranties, the Purchaser shall:

         (i) as soon as practicable notify the Seller, save that, subject and without prejudice to paragraph 2 and sub-paragraph (D), any failure to give such notice shall not preclude the Purchaser from making the relevant claim;

         (ii) subject to sub-paragraph (D) below and without prejudice to its right to make a claim against the Seller for breach of any of the Warranties, (a) consult as fully as is reasonably practicable with the Seller as regards the conduct of any proceedings arising out of such claim, (b) in response to reasonable requests from the Seller, keep the Seller informed of the progress of the claim, and (c) provide the Seller with copies of such documentation relating to the claim as the Seller may reasonable request;

         (iii) subject to sub-paragraph (D) below and without prejudice to the right of the Purchaser to make a claim against the Seller for breach of any of the Warranties, and subject to the Seller indemnifying the Purchaser against any loss, liability and expenses, cost, damage or expense which may be incurred thereby, take such reasonable action and give such information and access to personnel, premises, documents and records to the Seller and its legal advisers and accountants as the Seller may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto PROVIDED THAT the Purchaser shall not be obliged to take any action or proceedings (or join any legal

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                                       73

                  proceedings) relating to the claim in question in circumstances where the Purchaser (acting reasonably) considers that to do so would have a material detrimental affect on the Purchaser, the Purchaser's Group or their respective businesses;

         (iv) in the case of a claim, action or demand in respect of which the provisions of sub-paragraph (iii) apply, be entitled to participate in the defence of any such claim and to employ separate counsel to represent it at the Seller's expense PROVIDED THAT the Seller (acting reasonably) shall control the defence of such claim;

         (v) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller (such consent not to be unreasonably withheld); and

         (vi) take all reasonable action to mitigate any loss suffered by it or any member of the Purchaser's Group in respect of which a claim could be made under the Warranties.

(B) Notwithstanding the foregoing, the Seller shall not be entitled to participate in the defence of any claim, action or demand of a third party (and shall be liable for the reasonable expenses (including legal expenses) incurred by the Purchaser or relevant member of the Purchaser's Group in defending such claim, action or demand) if such claim, action or demand seeks any relief other than damages (including any order, injunction or other equitable relief) against the Purchaser or relevant member of the Purchaser's Group which cannot be separated from any related claim for damages. If such claim for other relief can be separated from the claim for damages, the Seller shall be entitled to participate in the defence of the claim for damages.

(C) The Seller shall be entitled at any stage and in its absolute discretion to settle any such third party assessment or claim.

(D) If, pursuant to provisions of the proviso to sub-paragraph A (iii) above or otherwise, the Purchaser determines not to take any action or proceedings against the relevant third party in respect a claim to which this paragraph 3 relates, the Purchaser shall not be entitled to bring any claim against the Seller in respect of the Warranties in respect of such claim.

4.       NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR

(A) No liability shall attach to the Seller by reason of any breach of any of the Warranties to the extent that the same loss has been recovered by the Purchaser under any other Warranty or term of this Agreement or any other document referred to herein and accordingly the Purchaser may only recover once in respect of the same loss.

(B) The Seller shall not be liable for breach of any of the Warranties to the extent that the loss in respect of the claim has been or is made good without cost to the Purchaser or any other member of the Purchaser's Group.

(C) For the avoidance of doubt, in calculating the liability of the Seller for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which the Purchaser or any Designated Purchaser is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

5.       RECOVERY FROM INSURERS AND OTHER THIRD PARTIES

(A) If, in respect of any matter which would give rise to a claim under the Warranties, any member of the Purchaser's Group is entitled to claim under any policy of insurance, then, if requested by the Seller and if it is legally able to do so, the appropriate member of the Purchaser's Group may, if it so decides immediately effect a legal assignment of the right to bring such claim against its insurers and notify such insurers in writing of such assignment.

(B) Where the Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person or, subject to sub-paragraph (A) above, under any policy of insurance covering substantially equivalent risks and providing cover up to substantially equivalent amounts as the policies of insurance maintained immediately prior to Completion in respect of the Business (or would have been so entitled had any of them put in place or maintained in force with effect from Completion policies covering substantially equivalent risks and providing cover up to substantially equivalent amounts as the policies of insurance maintained immediately prior to Completion in respect of the Business) any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser shall, and shall procure that the member of the Purchaser's Group concerned shall, take all reasonable steps to enforce such recovery at the Seller's expense and, in the event that the Purchaser or any member of the Purchaser's Group shall recover any amount from such other person or under any policy of insurance, the amount of the claim against the Seller shall be reduced (or extinguished) by the amount recovered taking account of all costs, charges, expenses and Taxation incurred thereon by the Purchaser or any member of the Purchaser's Group in recovering that sum PROVIDED THAT the Purchaser shall not be required to commence any legal proceedings where either:

         (i) the Purchaser has validly assigned all of its rights in relation to the relevant claim to the Seller in a manner which entitles the Seller to the same benefits in respect of such rights as the Purchaser had; or

         (ii) where sub-paragraph (B)(i) does not apply, the Seller has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Seller.

         The obligations of the Purchaser under this paragraph shall be without prejudice to the Purchaser's right to make and pursue a claim under the Warranties and the obligations of the Seller under this paragraph shall be without prejudice to the Seller's right to make any claim or counterclaim against the Purchaser.

(C) If the Seller pays at any time to the Purchaser or any member of the Purchaser's Group an amount pursuant to a claim in respect of the Warranties and the Purchaser or relevant member of the Purchaser's Group subsequently recovers from some other person a sum representing the same loss, the Purchaser shall, and shall procure that the relevant member of the Purchaser's Group shall, repay to the Seller the lesser of (i) the amount paid by the Seller to the Purchaser or other member of the Purchaser's Group and (ii) the sum (including interest (if any) less any Tax chargeable in respect of the sum recovered or the interest) recovered from such other person, taking account of all costs, charges, expenses and Taxation incurred by the Purchaser or any other member of the Purchaser's Group in recovering that sum.

6.       ACTS OF PURCHASER

(A) No claim shall lie against the Seller under or in relation to the Warranties to the extent that such claim is attributable to any voluntary act, omission, transaction or arrangement carried out at the request of or with the consent of the Purchaser or by a member of the Purchaser's Group before, at or after Completion or under the terms of this Agreement or any other agreement contemplated by it.

(B) The Seller shall not be liable for any breach of any Warranty which would not have arisen but for any reorganisation or change in ownership of any member of the Purchaser's Group or of any assets of any such member after, but not at, Completion or any change after Completion in any accounting basis on which any member of the Purchaser's Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser's Group which is different from that adopted or used in the preparation of the Financial Information other than changes required to comply with the United Kingdom Generally Accepted Accounting Practice.

7.       THE COMPLETION STOCKS STATEMENT

         No matter shall be the subject of a claim under the Warranties to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Completion Stocks Statement.

8.       RETROSPECTIVE LEGISLATION

         No liability shall arise in respect of any breach of any of the Warranties to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any change in or introduction of any legislation announced, or if not announced in advance of being made, made, after the date of this Agreement with retrospective effect or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or published practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any Tax Authority (whether or not having the force of law) currently granted by or made with any Tax Authority.

9.       TAXATION

         Without prejudice to the generality of paragraph 8, the Seller shall not be liable in any event in respect of any breach of the Warranties if such breach or claim would not have occurred or arisen but for any change in the basis of, method of calculation of, or increase in the rate or rates of Taxation or changes in the published practice of any Tax Authority announced (or if not so announced in advance, being made) after the date of this Agreement but with retrospective effect (judged as when so announced or made) or the withdrawal of any extra-statutory concession currently granted by any Tax Authority.

10.      DISCLOSURE

         The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached to the extent that such fact, matter or circumstance is fairly disclosed in the Disclosure Letter, in any document delivered with the Disclosure Letter or in any document in the Data Room.

11.      PURCHASER'S KNOWLEDGE

         The Purchaser shall not be able to claim that any fact, matter or circumstance causes any of the Warranties to be breached to the extent that such breach, after having regard to the provisions of this schedule was within the actual knowledge of the directors of the Purchaser on or prior to the date of this Agreement.

12.      ALLOCATION OF CONSIDERATION

         For the avoidance of doubt, it is understood and agreed that the Seller shall not be liable for the accuracy of the valuations of assets and liabilities in Schedule 7.

13.      CLAIM TO BE REDUCTION OF FINAL CASH CONSIDERATION

         Any payment made by the Seller or any other person in respect of any claim under the Warranties shall be made (so far as possible) by way of repayment of (and adjustment to) the Final Cash Consideration payable by the Purchaser under this Agreement to the Seller (on behalf of the relevant Business Seller) and allocable to the relevant Business Asset to which the claim relates.

                                   SCHEDULE 5
              (COMPLETION STATEMENT IN RESPECT OF BUSINESS STOCKS)

1.       The Completion Stocks Statement shall:

         (i)      be based on the books and records of the relevant Business
                  Sellers;

         (ii) consist of statements for each part of the Business conducted by a Business Seller in the format of Attachment 7 comprising a statement of the Completion Stocks Amount as at midnight on the day immediately preceding the Completion Date;

         (iii) subject to sub-paragraphs (i) and (ii), be prepared on the basis that the exercise of judgment and discretion in the application of principles, policies, procedures, methods and practices of accounting will be consistent with such exercise as applied in the preparation of the Vendor Due Diligence Report.

         (iv) subject to sub-paragraphs (ii) and (iii), be prepared on the basis and in accordance with the principles, policies, procedures, methods and practices of accounting set out in the Unilever Accounting Policy Manual as applied by the Seller in respect of the Montana Business; and

         (v) subject to sub-paragraphs (iii) and (iv), be prepared in accordance with principles, policies, procedures, methods and practices of accounting generally accepted in the United Kingdom as applied by the Seller in respect of the Montana Business.

2. In the preparation of the Completion Stocks Statement, the Completion Stocks Amount shall be expressed in sterling.

3. The Seller shall deliver, or procure the delivery to the Purchaser of, by the date falling 20 Business Days after the Completion Date, a draft Completion Stocks Statement (the "DRAFT COMPLETION STOCKS STATEMENT").

4. For the purposes of preparing the Draft Completion Stocks Statement, after Completion the Purchaser shall, and shall procure that each other member of the Purchaser's Group shall, give the Seller and the Seller's Accountants reasonable access at reasonable times to all books and records in their respective possession or control relating to the Montana Business on or prior to the Completion Date and generally shall provide the Seller with such other information and assistance as the Seller may reasonably request (including the reasonable assistance of financial personnel employed in the Montana Business) for the purposes of preparing the Draft Completion Stocks Statement. Management of the Montana Business, the Seller's Group and the Purchaser's Group shall act in good faith in connection with all matters involving the Completion Stocks Statement. The fees, costs and expenses of the Seller's Accountants shall be paid by the Seller.

5. The Purchaser shall have a period of 15 Business Days (the "REVIEW PERIOD") after the date of delivery to it by or on behalf of the Seller of the Draft Completion Stocks

         Statement to review, in conjunction with the Purchaser's Accountants, the Draft Completion Stocks Statement and to present to the Seller in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have to the Draft Completion Stocks Statement. The only grounds upon which the Purchaser shall be entitled to object to the Draft Completion Stocks Statement are mathematical errors in the computation of the Completion Stocks Amount or that it has not been prepared in accordance with this Schedule and no objection shall be raised which would not, if successful, lead to an amendment to the Completion Stocks Amount in accordance with paragraph 10. Any such objections must be accompanied by a recalculation of each amount in the Draft Completion Stocks Statement based upon such objections and shall be accompanied by reasonable evidence supporting each objection.

6. For the purposes of enabling the Purchaser and the Purchaser's Accountants to present any such written objections as are referred to in paragraph 5, the Seller shall, following the presentation of the Draft Completion Stocks Statement, give the Purchaser and the Purchaser's Accountants reasonable access at reasonable times to all books and records in its possession or control after the Completion Date relating to the Montana Business and generally shall provide the Purchaser with such other information (including working papers) as the Purchaser may reasonably request PROVIDED THAT the Purchaser and the Purchaser's Accountants shall not be entitled to any such access or information which goes beyond that reasonably necessary to determine whether the Draft Completion Stocks Statement has been prepared in accordance with the provisions of this Schedule. The fees, costs and expenses of the Purchaser's Accountants shall be paid by the Purchaser.

7. If and to the extent that no such written objections as are referred to in paragraph 5 are presented to the Seller by the end of the Review Period in accordance with that paragraph then the Draft Completion Stocks Statement shall, as between the Purchaser and the Seller, be deemed to have been accepted and approved by the Purchaser and the Seller and the Draft Completion Stocks Statement shall be final and binding on the Purchaser and the Seller and shall constitute the "COMPLETION STOCKS STATEMENT" for all purposes of this Agreement.

8. If and to the extent that any such written objections as are referred to in paragraph 5 are presented to the Seller by the end of the Review Period in accordance with that paragraph then the Seller and the Purchaser shall attempt to resolve the matters in dispute between them in good faith negotiations. To facilitate the Seller's review of any such written objections, the Purchaser shall provide the Seller and the Seller's Accountants with such information (including working papers) as the Seller may reasonably require for the purpose of the review. If there are any such matters in dispute between the Purchaser and the Seller which have not been resolved in good faith negotiations within a period of 15 Business Days after the end of the Review Period, then the specific matters in dispute shall be referred for determination to an Expert who shall be instructed to notify the Seller and the Purchaser of his determination within 10 Business Days of such referral. If the Purchaser and the Seller resolve all matters in dispute in relation to the Draft Completion Stocks Statement, then the Draft Completion Stocks Statement shall, as between the Purchaser and the Seller, be deemed to have been accepted and approved by the Purchaser and the Seller and the

         Draft Completion Stocks Statement shall be final and binding on the Purchaser and the Seller and shall constitute the "COMPLETION STOCKS STATEMENT" for all purposes of this Agreement.

9. The Seller shall, and shall procure that each other member of the Seller's Group shall, and the Purchaser shall and shall procure that each other member of the Purchaser's Group shall, give the Expert reasonable access at reasonable times to all books and records in their respective possession or control relating to the Montana Business and generally shall provide the Expert with such other information and assistance as the Expert may reasonably require. In making his determination, the Expert shall act as expert and not as arbitrator and shall provide a reasoned opinion for his determination and the Draft Completion Stocks Statement as amended by the Expert shall, as between the Seller and the Purchaser and in the absence of manifest error by the Expert, be deemed to have been accepted and approved by the Seller and the Purchaser, shall be final and binding on the Seller and the Purchaser and shall constitute the "COMPLETION STOCKS STATEMENT" for all purposes of this Agreement. Notwithstanding the foregoing, any amendment by the Expert of any amount set out in the Completion Stocks Statement shall be within the range for such amount indicated by the Draft Completion Stocks Statement and any amendment to the Draft Completion Stocks Statement made pursuant to paragraph 5. The fees and costs of the Expert shall be paid as to 50 per cent. by the Purchaser and 50 per cent. by the Seller unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable). The Expert may, if he decides it is necessary or desirable to do so in his absolute discretion, refer any interpretational matter which relates to any dispute to a leading counsel approved by the Seller and the Purchaser and the terms of appointment of the Expert shall allow him to make such reference.

10. Notwithstanding the foregoing paragraphs of this Schedule, where the value of any individual item in the Completion Stocks Statement as finally determined or agreed in accordance with this Schedule differs by (pound)25,000 or less from the value of that item as set out in the original Draft Completion Stocks Statement delivered pursuant to paragraph 3 then the value set out in the original Draft Completion Stocks Statement delivered pursuant to paragraph 3 shall be used for the purpose of determining the Completion Stocks Amount.

                                   SCHEDULE 6
                  (BUSINESS SELLERS AND DESIGNATED PURCHASERS)

            (1)                                       (2)                                                      (3)
LOCATION OF BUSINESS ASSETS                    BUSINESS SELLER(S)                                     DESIGNATED PURCHASER
---------------------------------------------------------------------------------------------------------------------------------
Republic of Ireland            Unilever Bestfoods Ireland Limited                           Premier Ambient Products (UK) Limited
                               Brown and Polson (Ireland) Limited                           Premier Ambient Products (UK) Limited
                               Unilever PLC (in respect of certain Business IPR only)       Premier Ambient Products (UK) Limited
                               Unilever UK & CN Holdings Limited (in respect of certain     Premier Ambient Products (UK) Limited
                               Business IPR only)
---------------------------------------------------------------------------------------------------------------------------------
United Kingdom                 Unilever Bestfoods UK Limited                                Premier Ambient Products (UK) Limited
                               Unilever PLC (in respect of certain Business IPR only)       Premier Ambient Products (UK) Limited
                               Unilever UK & CN Holdings Limited (in respect of certain     Premier Ambient Products (UK) Limited
                               Business IPR only)
---------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 7
                    (ALLOCATION OF FINAL CASH CONSIDERATION)

1. The Final Cash Consideration and the amount of the Assumed Liabilities shall be allocated between the categories of Business Assets on the basis set out in this Schedule below and such allocation shall be adopted by the Seller and the Purchaser for all purposes (including
         Tax) subject to any further adjustment in accordance with paragraph 13 of Schedule 4.

2. The Initial Cash Consideration shall be allocated between the Business Assets as follows:

                                                           (POUND)

Business Goodwill - UK                                     64.227% of the balance of the Initial
                                                           Cash Consideration

                  - Ireland                                2.440% of the balance of the Initial
                                                           Cash Consideration

Business Plant and Machinery                               net book value as at the Completion
                                                           Date

Business Stocks                                            5,627,000

the benefit (subject to the burden) of the Contracts       1

Business Cash Float                                        actual petty cash as at the
                                                           Completion Date

Business IPR (other than Irish trade marks)                32.000% of the balance of the Initial
                                                           Cash Consideration

Irish trade marks                                          1.333% of the balance of the Initial
                                                           Cash Consideration

Business Properties                                        net book value as at the Completion
                                                           Date

the Books and Records (as relate exclusively to the
Business)                                                  1

Business Claims                                            1

TOTAL                                                      105,000,000

3. After the Completion Stocks Statement has been prepared in accordance with Schedule 5, the Final Cash Consideration shall be allocated between the Business Assets as set out in paragraph 2 above save that:

         (i) if a payment has been made pursuant to Clause 4(B) because of a Shortfall, the amount of the Final Cash Consideration allocated to the Business Stocks shall be reduced by an amount equal to the amount of such payment; and

         (ii) if a payment has been made pursuant to Clause 4(B) because of an Excess, the amount of the Final Cash Consideration allocated to the Business Stocks shall be increased by an amount equal to the amount of such payment.

                                   SCHEDULE 8
                              (BUSINESS PROPERTIES)

                      PART A - GENERAL PROPERTY PROVISIONS

1.       MATTERS TO WHICH THE SALE IS SUBJECT

         The Business Properties are sold subject to and (where appropriate) with the benefit of the following matters:

         (i) all local land charges and all matters capable of registration as local land charges;

         (ii) all notices served and orders, demands, proposals or requirements made by any local or other competent authority; and

         (iii) all exceptions and reservations of whatever nature, all rights of way, water, light, air or other rights, easements, quasi-easements, wayleaves (whether constituted in the title deeds or otherwise) and third party rights of possession or occupation.

2.       SALE WITH VACANT POSSESSION

         Each Business Property is sold with vacant possession.

3.       TITLE

(A) The Purchaser shall be deemed to be purchasing with full knowledge of the contents of all deeds and other documents of title relating to the Business Properties and shall raise no requisition or object in relation to any such title other than any matters not previously disclosed by the Purchaser's Solicitors' pre-Completion searches.

(B) The Purchaser shall be deemed to be purchasing with full notice of the use or development of the Business Properties for which planning or zoning consent has been granted and accepts the position without any further enquiry or requisition.

4.       THE PROPERTY TRANSFER

(A) Legal completion of the transfer of the Business Properties shall take place on Completion.

(B) On legal completion the relevant Business Seller will deliver a duly signed or executed Property Transfer of the Business Property to the Purchaser.

(C) On legal completion, the Seller, insofar as it is able, will transfer whatever right and interest it has in the land adjoining the Business Property known as the car park land situate on the south west of the Business Property, such transfer being in a form agreed between the Seller and the Purchaser both acting reasonably.

5.       STANDARD CONDITIONS

         In so far as the same are applicable and are not inconsistent with the express terms of this agreement the Standard Conditions of Sale (4th edition) are incorporated in this agreement except that

         (A)      (i)      the "Contract rate" means the Agreed Rate;

                  (ii)     "transfer" means the Property Transfer;

                  (iii)    "working day" means Business Day; and

         (B)      conditions 1.2, 1.3, 1.4, 2, 3.3, 4.1, 4.2, 4.3, 5.1.2, 5.2,
                  6.1, 6.3.1, 6.3.2, 6.3.6, 6.4, 6.5, 6.7, 6.8, 7.1, 7.2, 7.3,
                  7.5, 7.6, 8, 9 and 10 shall not apply.

                                     PART B
                               BUSINESS PROPERTIES

FREEHOLD PROPERTIES WITH REGISTERED TITLES

REGISTERED PROPRIETOR
      (OWNER)                TITLE NUMBER       NATURE OF TITLE       SHORT DESCRIPTION                        USE
Unilever Bestfoods UK    Part of title number       Freehold      Ambrosia Creamery, Lifton        Factory/dairy (with associated
Limited                  DN468192                                                                  storage and office facilities)

Unilever Bestfoods UK    DN468191                   Freehold      Land to the south of Station     Part of factory/dairy site
Limited                                                           Road, Lifton

                                   SCHEDULE 9
                                   (PENSIONS)

1.       DEFINITIONS

         (i) In this Schedule the following expressions shall have the meanings respectively assigned to them:

"AN ACTUARY"               means a Fellow of the Institute of Actuaries or a
                           Fellow of the Faculty of Actuaries in Scotland, such actuary if appropriate to be employed by a company or firm making available the advice of an actuary who is a director or employee of that company or an employee or partner of that firm.

"THE ACTUARY"              means an Actuary (if any) appointed for the purposes
                           of paragraph 4(G) or 10(C).

"ARTICLE 141"              means Article 141 of the Treaty of Rome or any
                           current or future legislation which implements
                           Article 141 or which implements any EC Directive relating to equal treatment. References to the EC shall be taken to include the European Community
                           (formerly the European Economic Community) and the
                           European Union.

"BESTFOODS TRANSFER        means a transfer agreement for the Bestfoods Pension
AGREEMENT"                 Scheme to the Unilever Pension Fund dated 30 October,
                           2001;

"CONTRIBUTION PAY"         shall have the same meaning as set out in the
                           Definitive Trust Deed and Rules of the UPF.

"LATE PAYMENT RATE"        means 2 percentage points above the base rate from
                           time to time of National Westminster Bank plc.

"THE PAYMENT DATE"         means either:

                           (a)      the later of:

                                    (i)      the first Business Day following 30
                                             days after the agreement of the
                                             Relevant Capital Sum under
                                             paragraph 10 or the certification
                                             of the Relevant Capital Sum by the
                                             Actuary in default of agreement,
                                             and

                                    (ii)     the first Business Day following 30
                                             days after the date by which the
                                             Relevant Conditions have been
                                             satisfied and the

                                             Seller has received written notice
                                             of that fact from the Purchaser
                                             (for the avoidance of doubt, such
                                             notice shall not of itself
                                             constitute conclusive evidence that
                                             the Relevant Conditions have been
                                             satisfied); or

                                    (b)      such other date as may be agreed in
                                             writing between the Seller and the
                                             Purchaser.

"PENSIONABLE PAY"          shall have the same meaning as set out in the
                           Definitive Trust Deed and Rules of the UPF.

"PURCHASER'S ACTUARY"      means an Actuary appointed by the Purchaser to act on
                           the Purchaser's behalf for the purposes of this Schedule as the Purchaser notifies to the Seller.

"PURCHASER'S PENSION       shall mean the retirement benefits scheme providing
SCHEME"                    death and retirement benefits for or in respect of
                           the Relevant Employees to be established or nominated by the Purchaser pursuant to paragraph 4 or, if the context so requires, the trustees of that scheme.

"RELEVANT CAPITAL SUM"     means such sum in cash as is certified by the
                           Seller's Actuary and agreed with the Purchaser's
                           Actuary (or, in default of agreement, as determined by the Actuary under paragraph 10) as being the transfer value at the Completion Date attributable to the Transferring Members calculated in accordance with paragraph 8.

"RELEVANT CONDITIONS"      means the obligations to be performed by the
                           Purchaser under paragraphs 4, 5, 7 and 14 (insofar as those obligations have arisen by the time in question).

"RELEVANT EMPLOYEES"       means such of the Business Employees as are members
                           of the UPF immediately before the Completion Date.

"SELLER'S ACTUARY"         means Hewitt Bacon & Woodrow or such other Actuary
                           appointed by or on behalf of the Seller to act on the Seller's behalf for the purposes of this Schedule as the Seller notifies to the Purchaser.

"TIMING ADJUSTMENT"        means, in relation to a period and in respect of each
                           sum to which this definition applies, the formula found by calculating:

                           40% of the proportionate change during the period specified of the FT/ S&P Actuaries World Ex UK Pound Sterling Index with 86% of the gross dividend income

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                                       88

                           reinvested in the same index at the end of each calendar month;

                           plus

                           40% of the proportionate change during the period specified of the FTSE Actuaries All-Share Total Return Index;

                           plus

                           20% of the proportionate change during the period specified of the FTSE Actuaries Government Securities 15 Year Yield Total Return Index.

                           For the avoidance of doubt, if (for example), the change in the Indices above during the period specified is an increase of 5 per cent., then the Timing Adjustment will be a multiplicative factor of 1.05.

                           The FT/ S&P Actuaries World Ex UK Pound Sterling Index or the FTSE Actuaries All-Share Total Return Index or the FTSE Actuaries Government Securities 15 Year Yield Total Return Index at a particular date is the Index for that date. The Index for that date shall be determined by the Seller's Actuary and agreed by the Purchaser's Actuary. If the Seller's Actuary and the Purchaser's Actuary fail to reach agreement as to the Index or the calculation of the above formula, the provisions of paragraphs 10(C) to
                           (F) inclusive shall apply with all necessary changes.

"TRANSFERRING MEMBER"      means a Relevant Employee who:

                           (a) becomes a member of the Purchaser's Pension Scheme on the Completion Date and who immediately before that date was a member of the UPF in pensionable service, and

                           (b)      (i)      who agrees in writing to a transfer
                                             payment to the Purchaser's Pension
                                             Scheme from the UPF in respect of
                                             his or her interest therein (such
                                             agreement in writing to include a
                                             discharge in the Agreed Form in
                                             favour of the UPF and the Seller's
                                             Group for any liability to or in
                                             respect of that Relevant Employee
                                             to provide any further benefits
                                             under the UPF); and

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                                       89

                                    (ii)     who does not withdraw that
                                             agreement before such benefits are
                                             transferred to the Purchaser's
                                             Pension Scheme.

         "UPF" means the Unilever Pension Fund, constituted by a definitive trust deed and rules dated 31st January, 2000 (as amended) or, if the context so requires, the trustee of the Unilever Pension Fund.

         "VOLUNTARY FUND"  means a fund comprising voluntary contributions paid by members and the investments and moneys representing those contributions and any income derived therefrom but excluding any voluntary contributions paid in return for the provision of a pensionable service credit in the UPF.

(B) Save where specifically defined or where the context otherwise requires, words and expressions used in Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 or in the Pension Schemes Act 1993 shall have the same meanings in this Schedule.

2.       THERE IS NO PARAGRAPH 2.

3.       THERE IS NO PARAGRAPH 3.

4.       PURCHASER TO PROVIDE BENEFITS FOR FUTURE SERVICE

         (A) No later than the Completion Date the Purchaser shall procure that:

                  (i) there shall have been established or nominated the Purchaser's Pension Scheme which shall be contracted-out of the State earnings related pension scheme on the basis specified in Section 9(2B) of the Pension Schemes Act 1993 and capable of approval under Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 by the Board of the Inland Revenue, and

                  (ii) membership of the Purchaser's Pension Scheme is offered to all Relevant Employees with effect from the Completion Date who would have been in pensionable service on the Completion Date in the UPF but for the transaction provided for in this Agreement without imposing any condition as to the transfer of benefits in the UPF to the Purchaser's Pension Scheme as a condition of membership of the Purchaser's Pension Scheme.

         (B)

                  (i) The Purchaser shall provide or procure to be provided in respect of service for the period of 3 years from and including the Completion Date, benefits payable on terms no less favourable than those set out in

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                                       90

                           the Trust Deed and Rules of the UPF (subject to paragraph 4(B)(ii)(b)) for and in respect of each Transferring Member (such definition shall include, for the purposes of this paragraph 4, any Relevant Employee who joins the Purchaser's Pension Scheme on the Completion Date and who does not elect to transfer his benefits under the UPF to the Purchaser's Pension Scheme) and his dependants, which, taken as a whole in respect of such Transferring Member, shall be no less favourable overall (as agreed or determined in accordance with paragraph 4(D)) than the benefits applicable to and in respect of that Transferring Member under the Trust Deed and Rules of the UPF at the Completion Date and the Bestfoods Transfer Agreement except to the extent otherwise agreed with the Transferring Member.

                  (ii) For the purpose of this paragraph 4 and paragraph 5, in determining whether benefits are "no less favourable" than benefits under the UPF, the following provisions shall apply (but for the avoidance of doubt with paragraph 4(G) applying to determine any disagreement between the Purchaser's Actuary and the Seller's Actuary (or between the Seller and the Purchaser) over the construction of such provisions):

                           (a) benefits in the UPF shall be deemed to include, and benefits to be provided or procured to be provided by the Purchaser shall include:

                                    -        a right to receive benefits
                                             unreduced from age 60 (irrespective
                                             of when the member reaches age 60
                                             and irrespective of whether the
                                             member retires from active
                                             pensionable service or deferred
                                             pensioner status); and

                                             NOTE: Pre-1st October, 1987 female
                                             members of the UPF have this
                                             benefit as of right under the UPF
                                             rules. Pre-1st October, 1987 male
                                             members have this benefit as of
                                             right in respect of post-16th May,
                                             1990 pensionable service. For other
                                             members (and for pre-17th May, 1990
                                             pensionable service for pre-1st
                                             October, 1987 male members) due
                                             allowance for unreduced benefits
                                             from age 60 is made in cash
                                             equivalent calculations and see
                                             also the allowance made in the
                                             statement from the Seller's Actuary
                                             comprised in Annex A to this
                                             Schedule.

                                    -        where a Pensionable Employee has
                                             elected, at any time before the
                                             Completion Date, under the UPF to
                                             purchase a pensionable service
                                             credit with additional voluntary
                                             contributions and the period over
                                             which such contributions are
                                             payable in respect of the cost of
                                             that credit has not expired before
                                             the Completion Date, a right, for
                                             so long as he remains in
                                             pensionable service by reference to
                                             the Purchaser's Pension Scheme, to
                                             purchase over the period commencing
                                             on the

                                             Completion Date the balance of the
                                             pensionable service credit which he
                                             would have been entitled to
                                             purchase had he remained in
                                             pensionable service by reference to
                                             the UPF on the same terms and
                                             conditions as apply under the
                                             provisions of the UPF in force
                                             immediately prior to the Completion
                                             Date.

                           (b) where there is an established practice as to the exercise of discretions in relation to benefits, the Purchaser shall make an announcement to the Relevant Employees which is in the Agreed Form that it will continue that practice, provided that the Purchaser shall, subject to applicable law, have the same rights of variation and discontinuance of that practice as the relevant member of the Seller's Group has immediately prior to the Completion Date. This provision shall also apply in relation to the promise referred to in the document at tab S.I.20.6 in the Data Room as if such an announcement had been issued by the Purchaser in relation to that practice provided that no general announcement shall be required in relation to that practice.

                           (c) benefits in the UPF and benefits to be provided or procured to be provided by the Purchaser shall be valued on the basis of the same actuarial method and assumptions as are set out in the statement from the Seller's Actuary referred to in paragraph 8, modified to such extent as may be agreed in writing by the Seller's Actuary and the Purchaser's Actuary and the procedure referred to in paragraph 10(C) to (F) inclusive shall apply if any such modification is not so agreed.

                           (d) whether or not a transfer is made to the Purchaser's Pension Scheme in respect of past service benefits, no less favourable benefits in respect of the service of each Relevant Employee for the period referred to in paragraph 4(B)(i) must vest on the same or shorter timescale and at least in the same circumstances as if the Relevant Employee concerned had continued to be an active member of the UPF for so long as he continues to accrue benefits under the Purchaser's Pension Scheme.

                           (e) no less favourable benefits in respect of service prior to and on and after the Completion Date must also be of a type and form approved by the Seller. For this purpose, it is agreed that it will be reasonable for the Seller's Actuary not to approve money purchase benefits in place of benefits under the UPF.

                           (f) where benefits are provided under the UPF on the death or disability of a Relevant Employee or his spouse, child or dependant, equivalent benefits must be provided on such events which are payable in circumstances and under conditions which are not materially less favourable to the beneficiary concerned as those which would have applied had the death or disability occurred whilst the beneficiary was a beneficiary of the UPF under the provisions of the UPF in force immediately prior to the Completion Date.

                           (g) where benefits in the UPF are calculated by reference to pensionable pay at or in a period immediately prior to the earlier of retirement or leaving pensionable service, benefits in the UPF shall be deemed to include, and benefits to be provided or procured to be provided by the Purchaser:

                                    (i)      shall include in respect of
                                             benefits both under this paragraph
                                             4 and under paragraph 5 a right to
                                             receive such benefits calculated by
                                             reference to such pensionable pay
                                             at or in such period immediately
                                             prior to leaving the employment of
                                             a member of the Purchaser's Group
                                             (whether or not continuing to
                                             accrue benefits of any type under
                                             the Purchaser's Pension Scheme
                                             until leaving such employment) or
                                             the member's voluntary opting out
                                             of the Purchaser's Pension Scheme
                                             without becoming a member of
                                             another retirement benefits scheme
                                             provided by the Purchaser's Group,
                                             if earlier;

                                    (ii)     provided that, at any time after
                                             the expiry of the 3 year period
                                             after the Completion Date, the
                                             Purchaser may determine that, with
                                             effect from the expiry of that
                                             period or later (the "CALCULATION
                                             DATE"), such benefits shall,
                                             instead, be calculated by reference
                                             to such pensionable pay at or in
                                             such period immediately prior to
                                             the Calculation Date or, if
                                             earlier, the date of leaving the
                                             employment of a member of the
                                             Purchaser's Group;

                  (iii) Except for any contributions due in respect of a service credit under the UPF, the Purchaser shall procure that, in the satisfaction of its obligation under paragraph 4(B)(i), compulsory contributions shall not be payable by a Pensionable Employee, except to the extent otherwise expressly agreed in writing by that Pensionable Employee, at a rate greater than the rate:

                           (a) at which he would have been required to contribute to the UPF during the period from the day immediately after the Completion Date to and including 31st December 2003 under the provisions of the UPF, had he been an active member of the UPF throughout that period and his employer had remained part of the Seller's Group; and

                           (b) of 5% of Contribution Pay for the remainder of the period referred to in paragraph 4(B)(i) after the expiry of the period in
                                    (a) above.

         (C) The obligations under paragraph 4(B) and paragraph 5(A) shall continue in force even if the Purchaser disposes of a member of the Purchaser's Group or all or any part of the business thereof and accordingly the Purchaser shall procure that the acquiror concerned honours the obligations under paragraph 4(B) and paragraph 5(A) in respect of each Transferring Member (as such definition is extended in paragraph 4(B)(i)) concerned in such a disposal.

         (D)

                  (i) The Purchaser shall procure that the Purchaser's Actuary shall notify the Seller's Actuary in writing of the benefits which it is proposed the Purchaser will provide or procure to be provided in accordance with paragraph 4(B).

                  (ii) The Seller's Actuary, on receipt of notification in accordance with paragraph 4(D)(i), shall review the benefits to be provided and shall determine by notice in writing to the Purchaser's Actuary whether the benefits proposed to be provided comply with the requirements of paragraph 4(B).

                  (iii) If the Purchaser's Actuary does not agree with the Seller's Actuary's determination referred to in paragraph 4(D)(ii), the disagreement shall be resolved in accordance with the procedure referred to in paragraph 4(G). For the avoidance of doubt, the Purchaser and the Seller agree that any question relating to the construction of paragraph 4(B) shall be resolved in accordance with the procedure in paragraph 4(G).

         (E) Any announcement to be issued by the Seller or a member of the Purchaser's Group in relation to benefits the subject of this paragraph 4 or paragraph 5 must be consistent with the terms of this paragraph 4 and paragraph 5 and, prior to the issue of any such announcement, the Seller or, as the case may be, the Purchaser, shall provide to the other a copy of the intended announcement and shall not issue it without prior consultation with the other.

         (F) The Purchaser's agreement to the provisions of this paragraph 4 and paragraph 5 is given by the Purchaser on the express understanding that, if the Purchaser is in breach of any of such provisions, the Seller may, at its absolute discretion, and without limitation, seek to procure compliance with such provisions by the Purchaser by applying to the court for damages and/or specific performance.

         (G)      (i)      If paragraph 4(D)(iii) applies, or if there is any
                           disagreement between the Seller and the Purchaser or the Seller's Actuary and the Purchaser's Actuary as to the construction of any provision of paragraph 4 or paragraph 5, the Purchaser's Actuary and the Seller's Actuary shall jointly appoint the Actuary to determine each and every such disagreement. If they fail jointly to appoint the Actuary, the Actuary shall be appointed by the President for the time being of the Institute of Actuaries at the instance of the party first applying to him.

                  (ii) A determination given by the Actuary under this paragraph 4(G) shall be conclusive and binding on the parties hereto.

                  (iii) The Actuary shall act as an expert and not as an arbitrator.

                  (iv) The costs of the Actuary shall be borne by the Purchaser and the Seller in equal amounts or in such other proportions as the Actuary shall determine to be fair and reasonable in the circumstances.

5.       PURCHASER TO OFFER BENEFITS FOR PAST SERVICE AND TO GIVE OTHER
         UNDERTAKINGS

         (A) The Purchaser shall procure that each Relevant Employee who has not immediately before the Completion Date:

                  -        ceased to be in employment of the Purchaser, or

                  -        attained normal retirement age in the UPF,

                  shall, in respect of pensionable service up to the day before the Completion Date, have the option of transferring, subject to:

                  (a) the UPF agreeing to transfer the Relevant Capital Sum as adjusted in accordance with paragraph 11, or

                  (b)      a payment being made pursuant to paragraph 12(A),

                  the benefits accrued to and in respect of that Relevant Employee in the UPF to the Purchaser's Pension Scheme on the basis that the benefits to be provided for and in respect of that Relevant Employee and his dependants under the Purchaser's Pension Scheme in respect of pensionable service up to the day before the Completion Date will be payable on terms no less favourable than those set out in the Trust Deed and Rules of the UPF (subject to paragraph 4(B)(ii)(b)) and will, taken as a whole in respect of that Relevant Employee, be no less favourable overall (as agreed or determined in accordance with paragraphs 4(D) and 4(G)) than the benefits for and in respect of that Relevant Employee until then provided under the UPF and the Bestfoods Transfer Agreement.

         (B) In determining, for the purpose of paragraph 5(A), whether benefits under the Purchaser's Pension Scheme are "no less favourable" than benefits under the UPF, the provisions of paragraph 4(B)(ii) shall apply with all necessary changes.

         (C)      The Purchaser shall procure before the Payment Date that:

                  (i) the Purchaser's Pension Scheme delivers to the UPF an undertaking under which the Purchaser's Pension Scheme agrees:

                           (a) to accept any payment proposed to be made to the Purchaser's Pension Scheme by the UPF in respect of the Transferring Members;

                           (b) subject to receipt of the amount referred to in paragraph 11 or to a payment being made pursuant to paragraph 12(A) to provide benefits to the Transferring Members in accordance with paragraph 5(A); and

                           (c) to comply with the applicable requirements of Clause 19(b) (Bulk transfers-out) of the UPF Trust Deed, being:

                                    -        any undertakings given by the UPF
                                             to the Board of Inland Revenue;

                                    -        the preservation requirements of
                                             the Pension Schemes Act 1993 (and
                                             any regulations relating to the
                                             preservation requirements made
                                             under that Act); and

                                    -        the contracting-out requirements of
                                             the Pension Schemes Act 1993 (and
                                             any regulations relating to the
                                             contracting-out requirements made
                                             under that or any other Act),

                                    in each case to the extent applicable. For the avoidance of doubt, that undertaking will contain no further conditions which may be requested by the UPF.

                  (ii) the employer of the Transferring Members in question is named in a contracting-out certificate issued for contracting-out on the basis specified in Section 9(2B) of the Pension Schemes Act 1993 in relation to the Purchaser's Pension Scheme; and

                  (iii)    (a)      the Purchaser produces evidence as to the
                                    adequacy of the funding of the Purchaser's
                                    Pension Scheme which is to the reasonable satisfaction of the Seller, and the Purchaser must procure that the funding of the Purchaser's Pension Scheme is to the reasonable satisfaction of the Seller; or

                           (b) the Purchaser agrees to amend the provisions of the Purchaser's Pension Scheme in such a way, which is to the reasonable satisfaction of the Seller, that ring-fences the liabilities and assets in relation to the Transferring Members from all other liabilities and assets of the Purchaser's Pension Scheme both on an ongoing basis and on a termination or winding-up of the Purchaser's Pension Scheme; or

                           (c)      the Purchaser's Actuary delivers a
                                    certificate to the Seller and the UPF
                                    confirming that the Purchaser's Pension
                                    Scheme has no liabilities as at the
                                    Completion Date.

                  (iv) The Purchaser's obligation under paragraph 5(C)(iii)(a) and (b) shall include an obligation to amend the Purchaser's Pension Scheme or, to the extent that is not within the control of the Purchaser's Group, to establish or make available an alternative Purchaser's Pension Scheme.

                  (v) For the purpose of paragraph 5(C)(iii)(a), the funding of the Purchaser's Pension Scheme shall be deemed to be to the reasonable satisfaction of the Seller if:

                           (a)      on the basis of the minimum funding
                                    requirement imposed by Section 56 of the Pensions Act 1995, the assets of the Purchaser's Pension Scheme are at least equal to its liabilities as at the date in question; and

                           (b) on the basis of such reasonable actuarial method and assumptions as are proposed by the Seller's Actuary and agreed by the Purchaser's Actuary, the assets of the Purchaser's Pension Scheme are at least equal to its liabilities as at the date in question. In default of agreement between the Seller's Actuary and the Purchaser's Actuary the provisions of paragraph 10(C) to
                                    (F) inclusive shall apply with all necessary changes.

         (D) The Purchaser shall procure that the notices to be issued to Relevant Employees in respect of the option referred to in paragraph 5(A) are in terms which require consents to a transfer to be given by a date agreed between the Seller and the Purchaser.

6.       THERE IS NO PARAGRAPH 6.

7.       PURCHASER TO COMPLY WITH CERTAIN OTHER CONDITIONS

         The Purchaser shall:

         (i) supply to the Seller and to the UPF copies of any notices to be issued to the Relevant Employees in connection with the matters contemplated by this Schedule before they are issued to the Relevant Employees;

         (ii) procure that no such notices as are referred to in paragraph 7(i) are issued to the Relevant Employees until the benefits to be provided or procured to be provided by the Purchaser in accordance with paragraphs 4 and 5 have been agreed or determined in accordance with those paragraphs; and

         (iii) return the forms of consent referred to in paragraph 5(D) to the UPF.

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                                       97

8.       METHOD OF CALCULATION OF THE RELEVANT CAPITAL SUM

         (A) The Relevant Capital Sum shall be calculated as the transfer payment in respect of the Transferring Members, which is the amount as at the Completion Date calculated in accordance with the basis set out in the Statement from the Seller's Actuary comprised in Annex A to this Schedule.

         (B) In calculating the Relevant Capital Sum it shall be assumed there is no obligation to equalise benefits (to the extent not already equalised under the UPF) under Article 141 including, without limitation, accrued rights to guaranteed minimum pensions.

9.       DATA TO BE PROVIDED

         (A) As soon as reasonably practicable following the Completion Date, the Seller shall procure that there is provided promptly to the Seller's Actuary and the Purchaser's Actuary all necessary data within its possession or under its power or control for computation of the Relevant Capital Sum and that this data is in all material respects true, complete and accurate.

         (B) As soon as reasonably practicable following the Completion Date, the Purchaser shall procure that there is provided promptly to the Seller's Actuary and the Purchaser's Actuary all the necessary data within its possession or under its power or control (including, for the avoidance of doubt, the identity of the Transferring Members) for computation of the Relevant Capital Sum and that this data is in all material respects true, complete and accurate.

10.      DETERMINATION OF RELEVANT CAPITAL SUM

         (A) Subject to the Purchaser complying with its obligations under paragraph 9(B), the Seller shall use all reasonable endeavours to cause the Seller's Actuary to compute and certify to the Purchaser's Actuary the Relevant Capital Sum no later than 2 months after the data has been provided to Seller's Actuary by the Purchaser and the Seller or such other time period as the Seller and Purchaser may agree.

         (B)

                  (i) The Purchaser's Actuary shall review the computation referred to in paragraph 10(A).

                  (ii) The Purchaser undertakes to the Seller to use all reasonable endeavours to cause the Purchaser's Actuary to conduct the review under (i) above promptly.

         (C) If the Purchaser's Actuary is not satisfied with the computation referred to in paragraph 10(A), the Purchaser's Actuary and the Seller's Actuary shall jointly appoint the Actuary to certify the Relevant Capital Sum. If they fail jointly to appoint the Actuary, the Actuary shall be appointed by the President for the time being of the Institute of Actuaries at the instance of the party first applying to him.

         (D) A certificate given by the Actuary under this paragraph 10 shall be conclusive and binding on the parties hereto.

         (E)      The Actuary shall act as an expert and not as an arbitrator.

         (F) The costs of the Actuary shall be borne by the Purchaser and the Seller in equal amounts or in such other proportions as the Actuary shall determine to be fair and reasonable in the circumstances.

11.      SELLER TO USE REASONABLE ENDEAVOURS TO PROCURE PAYMENT OF RELEVANT
         CAPITAL SUM

         The Seller shall use its reasonable endeavours to procure that the UPF shall subject to:

         (i)      the specific approval of the Board of the Inland Revenue,

         (ii) the Purchaser being named in a contracting-out certificate issued for contracting-out on the basis specified in Section 9(2B) of the Pension Schemes Act 1993 in relation to the Purchaser's Pension Scheme, and

         (iii) the requirements of Clause 19(b) (Bulk transfers-out) of the UPF Trust Deed,

         pay the higher of:

         -        the Relevant Capital Sum; and

         - an amount calculated by the Seller's Actuary as representative of the aggregate of cash equivalents (as calculated under Regulation 7 and 8(2) of the Occupational Pension Schemes (Transfer Value) Regulations 1996) of the Transferring Members as at the Completion Date, for the avoidance of doubt on the basis that, for this purpose, such Transferring Members have the right to retire at age 60, in cash adjusted by the Timing Adjustment for the period from the Completion Date to and including the day before the Payment Date (or, if earlier, to and including the day before the date of actual payment) to the Purchaser's Pension Scheme on or before the Payment Date.

12.      SHORTFALL

         (A) Subject to the conditions in paragraph 11 (i), (ii) and (iii) having been satisfied, if the UPF does not transfer the full amount referred to in paragraph 11 to the Purchaser's Pension Scheme on or before the Payment Date, the Seller shall, no later than 14 days after the Payment Date, pay to the Purchaser, so far as possible by way of repayment of the consideration for the sale of the Business Assets referred to in Clause 4, an amount in cash (the "SHORTFALL PAYMENT") calculated according to the formula:

                  (A-B) + C

                  where

                  A =      the higher of:

                           -        the Relevant Capital Sum; and

                           - an amount calculated by the Seller's Actuary as representative of the aggregate of cash equivalents (as calculated under Regulation 7 and 8(2) of the Occupational Pension Schemes (Transfer Value) Regulations 1996) of the Transferring Members as at the Completion Date, for the avoidance of doubt on the basis that, for this purpose, such Transferring members have the right to retire at 60, adjusted by the Timing Adjustment for the period from the Completion Date to and including the day before the Payment Date.

                  B = the value of the amount (if any) paid by the UPF to the Purchaser's Pension Scheme (adjusted by the Timing Adjustment for the period from and including the date of actual payment by the UPF to and including the day before the Payment Date);

                  C = if the day of payment under this paragraph 12(A) is more than 10 Business Days after the Payment Date, interest at the Late Payment Rate on (A-B) in respect of the period from and including the day 10 Business Days after the Payment Date to and excluding the date of payment;

                  The amount of the Shortfall Payment shall be determined by the Seller's Actuary and agreed by the Purchaser's Actuary or, in default of agreement, be determined under paragraph 10(C) to
                  (F) inclusive, with all necessary changes.

         (B)

                  (i) On receipt of the Shortfall Payment, the Purchaser shall promptly pay an amount equal to (A - B) + C (as defined above) into the Purchaser's Pension Scheme (the "SHORTFALL CONTRIBUTION").

                  (ii) If, in respect of the Shortfall Contribution, the Purchaser obtains (in whole or in part) for the accounting period for which a payment equal to the Shortfall Contribution is paid into the Purchaser's Pension Scheme (or for any future accounting period) a deduction for part (or the whole) of that payment which results in a Reduction in Taxable Profits for the purposes of corporation tax:

                           - in the accounting period (or accounting periods) in which that deduction is obtained or,

                           - in a case where that deduction exceeds the available taxable profits for the said accounting period (or any of the said accounting periods) but gives rise to a tax loss or other tax relief that is eligible to be carried forward for offset against future taxable profits, in any future accounting period (or future accounting periods) in which such offset is obtained, the Purchaser shall pay to the Seller so far as possible by way of addition to the consideration for the sale of the Business Assets referred to in Clause 4, an amount equal to:

                           - the aggregate amount by which the Shortfall Contribution reduces the said taxable profits in the accounting period (or accounting periods) in question,

                           multiplied by

                           - the marginal rate of tax applicable to the Purchaser for the accounting period (or, as the case may be, for each of the accounting periods) in which the deduction is obtained or (as the case may be) the tax loss or other tax relief arising from that deduction is utilised.

                  (iii) The Purchaser shall procure that a Reduction in Taxable Profits in respect of the Shortfall Contribution is obtained in priority to any Reduction in Taxable Profits which could be obtained in respect of any other matter with a view to ensuring that full payment is made under (ii) above to the Seller as soon as practicable after the Shortfall Contribution is paid to the Purchaser's Pension Scheme.

                  (iv) Any payment under (ii) above shall be made by the Purchaser forthwith upon the later of:

                           - the date on which tax would otherwise have been paid if it had not been for the said Reduction in Taxable Profits (or, if there is more than one date on which the relevant amount of tax would otherwise have been paid, whether by instalments or otherwise, the earliest of such dates); and

                           - the amount of the said Reduction in Taxable Profits being certified by the auditor to the Purchaser (which certification the Purchaser shall procure is made at the earliest reasonable practical opportunity, each accounting period being dealt with separately).

                  (v) For the purpose of this paragraph (B) a "REDUCTION IN TAXABLE PROFITS" includes not only a reduction in the taxable profits of the Purchaser but also a reduction in the taxable profits for any accounting period of any member of any group or consortium to which any tax loss or other tax relief arising from or attributable to the payment by the Purchaser of an amount equal to the Shortfall Contribution is surrendered by way of group relief or consortium relief in accordance with the provisions of Section 402-413, Income and Corporation Taxes Act 1988.

                  (vi) If the amount actually transferred from the UPF to the Purchaser's Pension Scheme in respect of the Transferring Members is in excess of the amount referred to in paragraph 11 (the amount of such difference being referred to in this paragraph as the "EXCESS"), then the Purchaser shall pay to the Seller, so far as possible by way of addition to the consideration for the sale of the Business Assets referred to in Clause 4, the following amounts at the following times:

                           - on the first anniversary of the date the Excess is paid to the Purchaser's Pension Scheme, a sum in cash equal to one third of the Excess plus interest at the base rate from time to time of National Westminster Bank plc (the "BASE RATE") in respect of the period from the date the Excess is paid until the date of payment of this amount to the Seller;

                           - on the second anniversary of the date the Excess is paid to the Purchaser's Pension Scheme, a sum in cash equal to one third of the Excess plus interest at the Base Rate in respect of the period from the date the Excess is paid until the date of payment of this amount to the Seller; and

                           - on the third anniversary of the date the Excess is paid to the Purchaser's Pension Scheme, a sum in cash equal to one third of the Excess plus interest at the Base Rate in respect of the period from the date the Excess is paid until the date of payment of this amount to the Seller.

                           The amount of the Excess shall be determined by the Seller's Actuary and agreed by the Purchaser's Actuary or, in default of agreement, be determined under paragraph 10(C) to (F) inclusive, with all necessary changes.

13.      VOLUNTARY CONTRIBUTIONS

         Notwithstanding the foregoing, the Voluntary Fund within the UPF and the benefits payable or prospectively or contingently payable therefrom and the contributions payable thereto shall be disregarded in determining the Relevant Capital Sum except that there shall be added to the Relevant Capital Sum that part of the Voluntary Fund which is attributable to those Transferring Members who join the Purchaser's Pension Scheme on the Scheme Change Date and who agree to the transfer of their Voluntary Fund.

14.      NO ASSISTANCE TO BE GIVEN BY THE PURCHASER

         The Purchaser undertakes to take no action and to give no assistance whether directly or indirectly to any person in any manner which would or might result in the UPF having to pay a larger amount than the amount payable under paragraph 11 to the Purchaser's

         Pension Scheme. The Purchaser agrees that this undertaking extends to the Purchaser and any other company directly or indirectly controlled or connected with the Purchaser.

15.      AGREEMENT TO ACT PROMPTLY

         The Purchaser and the Seller will use their respective reasonable endeavours to ensure that they comply with all their obligations under this Schedule promptly.

                   ANNEX A STATEMENT FROM THE SELLER'S ACTUARY

                                   SCHEDULE 10
                              (BUSINESS EMPLOYEES)

1. If any Business Employee is made redundant by, or ceases on the grounds of Ill-Health to be employed by, any member of the Purchaser's Group (or any person to whom the Business or part thereof or any member of the Purchaser's Group is transferred) within three years of the Completion Date the Purchaser shall, subject to paragraph 4 below:

         (a) procure that there shall be paid to such Business Employee a sum of money as redundancy pay or Ill-Health pay which shall be calculated in such a manner as to be no less favourable than a calculation done in accordance with the terms applicable to the particular Business Employee comprised in the Data Room; and

         (b) comply with the provisions of paragraph 2 in respect of such Business Employee, to the extent applicable.

2.       (a)      If any Business Employee (whether or not a Transferring Member
                  (as defined in Schedule 9)) to whom the provisions of paragraph 1 apply is at the date of redundancy or cessation of employment on grounds of Ill-Health:

                  (i)      aged 50 or more; and

                  (ii) has completed at least 10 years' Pensionable Service (as defined in paragraph 3),

                  then the payment to be made to such Business Employee shall be calculated in accordance with the early retirement terms comprised in the Data Room.

         (b)      If the employment of any Business Employee to whom paragraph
                  2.2 of part XII of the transfer agreement (at I.24.2 of the Data Room) (the "TRANSFER AGREEMENT") applies is terminated by reason of redundancy with effect from a date on or before 31 December 2003, then the payment to be made to such Business Employee shall be calculated in accordance with paragraph 2.2 of part XII of the Transfer Agreement, ignoring the provisions of paragraph 2.1 of the Transfer Agreement.

3. "PENSIONABLE SERVICE" for the purpose of paragraph 2(a) means service which is pensionable service under the UPF and under the Purchaser's Pension Scheme (as defined in Schedule 9) and includes linked qualifying service. Pensionable Service shall be construed in accordance with Section 70 of the Pension Schemes Act 1993 and linked qualifying service shall be construed in accordance with Section 179 of the Pension Schemes Act 1993.

4.       For the purposes of this Schedule 10:

         (a)      a Business Employee shall be redundant where:

                  (i) he or she is entitled to a redundancy payment under the Employment Rights Act 1996; or

                  (ii) his or her employment is terminated at the request of his or her employer (this does not, for the avoidance of doubt, include termination as a result of the employee's misconduct) otherwise than in circumstances in which paragraph (i) applies; and

         (b) "ILL-HEALTH" shall have the same meaning as described in document I.15.1 comprised in the Data Room.

                                   SCHEDULE 11
                                      (VAT)

1. The Seller and the Purchaser shall use all reasonable endeavours to procure that the supply of those Business Assets under this Agreement which would otherwise be chargeable to VAT (but for the sale being treated, for the purposes of applicable VAT legislation, as a transfer of all or part of the assets of a business as a going concern as hereinafter mentioned) and which the Seller and the Purchaser consider should qualify as a transfer of all or part of the assets of a business as a going concern for the purposes of applicable VAT legislation is so treated by the relevant Tax Authority, except that the Seller shall not be required by virtue of this sub-clause to make any appeal to any court against any determination of the relevant Tax Authority that that sale does not fall to be so treated.

2. The Purchaser declares that it (or, if it procures that the Business Assets referred to in paragraph 1 are acquired by a Designated Purchaser, the relevant Designated Purchaser) is or will as a result of such acquisition become a taxable person for the purposes of VAT and the Purchaser undertakes to procure that the Purchaser or such person is either duly registered for VAT purposes in the relevant jurisdiction or jurisdictions or a member of a group of companies for VAT purposes of which the representative member is duly registered for those purposes in the relevant jurisdiction or jurisdictions, in either case by Completion, and the Purchaser declares that the Purchaser or such person shall upon and immediately after Completion use the Business Assets referred to in paragraph 1 to carry on the same kind of business (whether or not as part of any existing business of the Purchaser or such other person) as that carried on by the relevant Business Seller or Business Sellers in relation to the Business Assets referred to in paragraph 1 owned by such Business Sellers before Completion.

3. The Seller shall be entitled to retain all those records of the Business which under Section 49 VATA 1994, paragraph 6 of Schedule 11 to the VATA 1994 or any other relevant VAT legislation are required to be preserved after Completion and shall request the relevant Tax Authority so to direct in accordance with applicable VAT legislation. If the relevant Tax Authority does not grant the request the Seller shall on demand deliver these records to the Purchaser. The Purchaser shall render all reasonable assistance to the Seller in connection with such a request.

4. The Seller shall for such period as may be required by applicable law preserve all the records of the Business that it is entitled to retain pursuant to paragraph 3 and, upon being given reasonable notice by the Purchaser or its agents, the Seller shall make those records available to the Purchaser or its agents for inspection (during Working Hours) or copying (at the Purchaser's expense).

5. The Seller shall not at any time cease to preserve the records of the Business that it is entitled to retain pursuant to paragraph 3 without giving the Purchaser a reasonable opportunity to inspect and remove such of them as the Purchaser wishes, and if the records are delivered to the Purchaser pursuant to paragraph 3, paragraphs 4 and 5 shall apply as if references to the Seller are references to the Purchaser and vice versa.

6. If, notwithstanding the provisions of paragraph 1, the relevant Tax Authority shall determine that VAT is chargeable in respect of the supply of all or any of the Business Assets referred to in paragraph 1 under this Agreement, the Seller shall notify the Purchaser of that determination within five Business Days of its being so advised by the relevant Tax Authority and the Purchaser (on behalf of the relevant Designated Purchaser) shall pay to the Seller (on behalf of the relevant Business Seller or Business Sellers) by way of additional consideration a sum equal to the amount of VAT (together with any interest and/or penalties relating thereto) determined by the relevant Tax Authority to be so chargeable within five Business Days of the Seller notifying the Purchaser of that determination (against delivery by the Seller on behalf of the relevant Business Seller or Business Sellers of an appropriate tax invoice for VAT purposes). For the avoidance of doubt, the payment "by way of additional consideration" of a sum equal to the amount of VAT (together with any interest and/or penalties relating thereto) determined by the relevant Tax Authority to be so chargeable shall be inclusive of VAT.

7. At Completion, the Purchaser (on behalf of the relevant Designated Purchaser) shall pay to the Seller (on behalf of the relevant Business Seller or Business Sellers) by way of additional consideration for the Business Assets a sum equal to the amount of any VAT chargeable on the supply of the Business Assets which are not referred to in paragraph 1 against delivery by the Seller (on behalf of the relevant Business Seller or Business Sellers) of an appropriate tax invoice for VAT purposes. For the avoidance of doubt, the payment "by way of additional consideration" of a sum equal to the amount of VAT (together with any interest and/or penalties relating thereto) determined by the relevant Tax Authority to be so chargeable shall be inclusive of VAT.

8. If the Purchaser pays the Seller an amount in respect of VAT under paragraph 6 above and the relevant Taxation Authority rules that all or part of it was not properly chargeable, the Seller shall repay the amount or relevant part of it to the Purchaser. The Seller shall make the repayment promptly after the ruling, unless it has already accounted to the relevant Taxation Authority for the VAT. In that case the Seller shall apply for a refund of the VAT (plus any interest payable by the relevant Taxation Authority), use reasonable endeavours to obtain it as speedily as practicable and pay promptly to the Purchaser the amount of the refund and any interest payable by the relevant Taxation Authority when and to the extent received from the relevant Taxation Authority.

Signed by                                 )
as duly authorised attorney               )
for and on behalf of                      )        James Bruce (sgd)
UNILEVER BESTFOODS UK LIMITED             )        ____________________________

Signed by                                 )
duly authorised                           )
for and on behalf of                      )        Lyndon Lea (sgd)
PREMIER AMBIENT PRODUCTS (UK) LIMITED     )        ____________________________

                                    CONTENTS

                                                                                                     PAGE
                                                                                                     ----
1.   INTERPRETATION                                                                                    1

2.   SALE AND PURCHASE                                                                                 1

3.   CONSIDERATION                                                                                     3

4.   STOCKS ADJUSTMENT                                                                                 3

5.   CONDUCT OF BUSINESS BEFORE COMPLETION                                                             4

6.   COMPLETION                                                                                        6

7.   ACTION AFTER COMPLETION                                                                           7

8.   THIRD PARTY CONSENTS FOR THE SALE OF BUSINESS ASSETS                                              8

9.   CONTRACTS                                                                                         8

10.  ASSUMED LIABILITIES, PAYABLES AND RETAINED LIABILITIES                                           10

11.  RECEIVABLES AND APPORTIONMENT                                                                    10

12.  VALUE ADDED TAX                                                                                  13

13.  EMPLOYEES                                                                                        13

14.  PENSIONS                                                                                         17

15.  INSURANCE                                                                                        17

16.  CONTINUING ARRANGEMENTS BETWEEN THE SELLER'S GROUP AND THE MONTANA BUSINESS                      18

17.  SELLER'S WARRANTIES AND PURCHASER'S REMEDIES                                                     20

18.  PURCHASER'S WARRANTIES                                                                           21

19.  PURCHASER'S UNDERTAKINGS                                                                         22

20.  RESTRICTIONS ON THE SELLER                                                                       24

21.  RESTRICTIONS ON THE PURCHASER                                                                    24

22.  PROVISION RELATING TO RESTRICTIONS                                                               25

23.  BOOKS AND RECORDS                                                                                25

24.  PAYMENTS                                                                                         26

25.  EFFECT OF COMPLETION                                                                             27

26.  CAPACITY OF THE SELLER AND THE PURCHASER                                                         27

27.  REMEDIES, WAIVERS AND INDEMNIFICATION                                                            27

28.  NO ASSIGNMENT                                                                                    30

29.  FURTHER ASSURANCE                                                                                30

30.  ENTIRE AGREEMENT                                                                                 31

31.  NOTICES                                                                                          32

32.  ANNOUNCEMENTS                                                                                    33

33.  CONFIDENTIALITY                                                                                  34

34.  COSTS AND EXPENSES                                                                               35

35.  COUNTERPARTS                                                                                     36

36.  INVALIDITY                                                                                       36

37.  THIRD PARTY RIGHTS                                                                               36

38.  PURCHASER'S GROUP COMPANY OBLIGATIONS                                                            37

39.  GOVERNING LAW                                                                                    37

40.  JURISDICTION                                                                                     37

41.  LANGUAGE                                                                                         37

SCHEDULE 1 (INTERPRETATION)                                                                           38

SCHEDULE 2 (COMPLETION ARRANGEMENTS)                                                                  58

SCHEDULE 3 (THE WARRANTIES)                                                                           60

SCHEDULE 4 (LIMITATIONS ON LIABILITY)                                                                 71

SCHEDULE 5 (COMPLETION STATEMENT IN RESPECT OF BUSINESS STOCKS)                                       77

SCHEDULE 6 (BUSINESS SELLERS AND DESIGNATED PURCHASERS)                                               80

SCHEDULE 7 (ALLOCATION OF FINAL CASH CONSIDERATION)                                                   81

SCHEDULE 8 (BUSINESS PROPERTIES)                                                                      83

SCHEDULE 9 (PENSIONS)                                                                                 86

SCHEDULE 10 (BUSINESS EMPLOYEES)                                                                     104

SCHEDULE 11 (VAT)                                                                                    106

                               LIST OF ATTACHMENTS

1.       Financial Information:

         Part 1:  6 months to 30 June 2003

         Part 2:  12 months to 31 December 2002

         Part 3:  Notes

2.       Unilever Accounting Policy Manual.

3.       Data Room List.

4.       Intellectual Property:

         Part 1:  Business IPR

         Part 2:  Ambrosia Logo

         Part 3:  Brown & Polson Logo

5.       Unilever and Retained Marks:

         Part 1:  Unilever Marks

         Part 2:  Retained Marks

6.       Business Employees:

         Part 1:  Excluded Employees

         Part 2:  Seconded Employees

         Part 3:  Senior Employees

7.       Format of Completion Stocks Statement.

8.       Press Announcements.

9.       Additional Excluded Assets.

10.      Retained Products.

11.      Nordic Products

                          LIST OF AGREED FORM DOCUMENTS

Transitional Services Agreement
Trade Mark Assignments
Property Transfer
Announcement concerning discretionary practices (retirement benefits) UPF transfer/discharge form

                                                                  CONFORMED COPY

                             DATED 2 NOVEMBER, 2003

                          UNILEVER BESTFOODS UK LIMITED

                                       AND

                      PREMIER AMBIENT PRODUCTS (UK) LIMITED

                  ---------------------------------------------

                           BUSINESS SALE AND PURCHASE
                                    AGREEMENT

                  ---------------------------------------------

                                SLAUGHTER AND MAY
                                 ONE BUNHILL ROW
                                 LONDON EC1Y 8YY
                                    (GNE/ADJ)
                                   CD033070043